Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ADTALEM GLOBAL EDUCATION INC.,

OCL FINANCIAL SERVICES LLC

AND

OCL PROFESSIONAL EDUCATION, INC.

DATED AS OF APRIL 12, 2019

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EXHIBITS
Exhibit A	Company Membership Ownership
Exhibit B	Example NWC Calculation as of January 31, 2019 and February 28, 2019 and other Membership Interest Purchase Price components

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated effective as of April 12, 2019, is by and among ADTALEM GLOBAL EDUCATION INC., a Delaware corporation (“Buyer”), OCL FINANCIAL SERVICES LLC, a Delaware limited liability company (the “Company”), and OCL PROFESSIONAL EDUCATION, INC., a Delaware corporation (“Seller”).  Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

A.            Seller is the owner (beneficially and of record) of 100% of the outstanding membership interests of the Company (the “Membership Interests”).

B.            Buyer desires to acquire, and Seller desire to sell to Buyer, 100% of the Membership Interests.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.      Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(i)            “Accounting Principles” means the Company’s same accounting practices, policies, conventions, methodologies and procedures which were used by the Company in preparing the Financial Statements and in calculating the Net Working Capital Target and as reflected in the Example NWC Calculation, as well as all other elements of the Closing Estimates as set forth in Exhibit B.  In the event of an inconsistency or disagreement between the practices, policies, conventions, methodologies and procedures used in calculating the Net Working Capital Target versus those used in the Example NWC Calculation, the practices, policies, conventions, methodologies and procedures used in connection with the preparation of the Example NWC Calculation shall control.

(ii)            “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 50% or more.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by contract or credit arrangement or otherwise.

(iii)            “Business” shall mean the offering of education and compliance solutions courses in the field of financial services.

(iv)            “Business Day” shall mean any day other than a Saturday, Sunday, federal or New York state holiday or other day on which banks are generally not open for business in New York, New York.

(v)            “Cash” means all cash and cash equivalent items of the Company, determined in accordance with the Accounting Principles, including checking account balances, credit card clearing accounts, bank account balances (including deposited but uncleared checks, subject to collection on or before the delivery of the Final Closing Statement) and certificates of deposit, minus outstanding but uncleared checks, drafts and wires issued prior to such time.  Any asset included in the Final Cash Amount shall not be reflected in the calculation of Final Closing Net Working Capital.  The amount for the tail policy shall be included in Cash if such amount is paid by the Company prior to the Effective Time, subject to Section 6(i).

(vi)            “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

(vii)            “Claim” shall mean any claim, demand, cause of action, investigation, inquiry, suit, action, notice of violation or legal, administrative, arbitrative or other proceeding.

(viii)            “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(ix)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

(x)            “Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

(xi)            “Company Software” means software owned or purported to be owned by the Company.

(xii)            “Company Source Code” means the human-readable source code of the Company Software.

(xiii)            “Contract” shall mean any agreement, contract, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, commitment or other instrument or agreement or any other legally binding obligation of a Person.

(xiv)            “Debt-Like Items” means the items set forth on Schedule 1(a) under the heading Debt-Like Items.

(xv)            “Effective Time” means 11:59 p.m. Eastern Daylight Time on the Closing Date.

(xvi)            “Employee Benefit Plan” shall mean any Pension Plan, Welfare Plan or Fringe Benefit Plan, whether qualified or non-qualified.

(xvii)            “Encumbrance” shall mean any lien, pledge, security interest, option, right of first refusal, easement, mortgage, charge, indenture, deed of trust, option, right of way, covenant, condition or restriction on the use of real property, encroachment or any other encumbrance on the use of real or personal property, any conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof.

(xviii)            “Environmental Laws” shall mean all applicable Laws, Orders, Permits, binding determinations, and decisions or remediation and risk standards of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of employee health and safety, public health, human health or the environment in effect on the date hereof, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and the Federal Insecticide, Fungicide, and the Rodenticide Act (7 U.S.C. § 136, et seq.), as each of these Laws have been amended from time to time.

(xix)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and forms promulgated thereunder.

(xx)            “Example NWC Calculation” means the example calculation of Net Working Capital as of January 31, 2019 and February 28, 2019 attached as Exhibit B, which Exhibit B shall also include the example calculation of the estimated amount of each of Debt-Like Items, Cash, Indebtedness and Seller Transaction Expenses, in each case as of such date.

(xxi)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xxii)            “Excluded Taxes” means any (a) Taxes of the Company (or any predecessor thereof) and any other Taxes attributable to the Business, in each case, for all Pre-Closing Tax Periods (including the portion of all Straddle Periods treated as ending on the Closing Date), (b) Taxes required to be paid by any of Buyer, the Company or any of their Affiliates as a result of any breach by Seller of any covenant in this Agreement, and (c) 50% of any Transfer Taxes (as defined in Section 7(d)) in excess of $100,000.

(xxiii)            “Final Deficiency” means the amount, if any, by which the Final Seller Closing Payment exceeds the Estimated Seller Closing Payment.

(xxiv)            “Final Excess” means the amount, if any, by which the Final Seller Closing Payment is less than the Estimated Seller Closing Payment.

(xxv)            “Final Seller Closing Payment” means the calculation contemplated by Section 2(d)(iii), except that the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Closing Net Working Capital shall be substituted in the place of the Estimated Cash Amount, the Estimated Indebtedness Amount, the Estimated Debt-Like Items Amount, the Estimated Seller Transaction Expenses Amount, and the Estimated Closing Net Working Capital (each as finally determined under Section 2(e)), respectively.

(xxvi)             “Foreign Competition Laws” means any non-U.S. Laws or Orders issued by non-U.S. Governmental Authorities that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(xxvii)         “Fringe Benefit Plan” shall mean any benefit plan, program or agreement under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, deferred compensation, restricted stock, stock option, other stock-based incentive, retention, severance pay, sick leave, vacation pay, tuition expense, dependent care assistance, cafeteria plan, salary continuation, bonus plan, employment or other service related change in control benefit, and any other compensation payment or employment benefit or plan, program, or agreement which is not within the meaning of a Pension Plan or Welfare Plan.  The term “Fringe Benefit Plan” shall also include any such terminated benefit plan, program or agreement previously maintained, sponsored or contributed to by the Company which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

(xxviii)          “Governmental Authority” shall mean any federal, state, county, municipal, foreign, international or other governmental department, commission, board, tribunal, court, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

(xxix)            “Hazardous Substance” shall mean hazardous substances as that term is defined in CERCLA, or any solid waste, hazardous waste and any other individual, class or mixture of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified as such under any Environmental Law.

(xxx)               “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder, in each case, as amended from time to time.

(xxxi)            “Indebtedness” shall mean the outstanding amount of any obligation of the Company as of immediately prior to the Closing for: (a) indebtedness for borrowed money and including current and long-term portions of bank debt, mortgages, shareholder loans and other loans, unpaid installment obligations, make-whole payments, notes payable and negative cash balances; (b) installment purchases of real or personal property or services; (c) capital leases; (d) obligations evidenced by a promissory note, bond, debenture, or other similar instrument or debt security; (e) any interest rate swap, forward contract or other hedging arrangement of the Company; (f) off-balance sheet financing, including synthetic leases and project financing; and (g) guarantees of any Liability of the type described in clauses (a) through (f).  “Indebtedness” includes any and all amounts necessary to retire such indebtedness, including principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire the indebtedness at Closing (including any prepayment fees, make-whole premiums or other similar fees, expenses or premiums payable as a result of the consummation of the transactions contemplated by this Agreement), but does not include any Liability to the extent included in the calculation of Final Closing Net Working Capital, Final Debt-Like Items Amount, or Final Seller Transaction Expenses Amount.

(xxxii)                          “Intellectual Property” shall mean all of the rights arising from or in respect of the following: (a) patents, patent applications (and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any patents and patent applications); (b) trademarks, service marks, trade names, trade dress, brand names, designs, logos, other indicia of source or origin, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) Internet domain names, web sites, and URLs, and all applications, registrations, and renewals in connection therewith; (d) copyrights, and all applications, registrations, and renewals in connection therewith (including moral and non-economic rights of authors or creators); (e) all trade secrets, inventions, technology, formulas, know-how, Confidential Information, computer software programs and applications, data, tangible and intangible proprietary information or materials; and (f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

(xxxiii)                          “IRS” shall mean the United States Internal Revenue Service.

(xxxiv)                          “Knowledge” shall mean, with respect to the Company, the actual knowledge of a particular fact or other matter after due inquiry by Brett Shively, Todd Premo, Thomas Katsahnias and Jamie Bruss.

(xxxv)                             “Laws” shall mean all laws, statutes, ordinances, codes, rules, regulations, judgments, decrees and Orders of Governmental Authorities.

(xxxvi)                          “Liability” shall mean any obligation, indebtedness, expense, guaranty, or other liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

(xxxvii)                          “LMS Platform” means that certain proprietary software product of the Company known as its overall “Learning Management System” platform, or “LMS,” as embodied in, to the extent applicable, computer software, programs, data and databases in any form, including source code, object code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, fonts and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related documentation, developer notes, comments and annotations.

(xxxviii)                          “Losses” means the amount of any and all losses, damages, obligations, Liabilities, Claims, awards, assessments, amounts paid in settlement, Orders, Taxes, fines, penalties, costs and expenses (including reasonable legal costs and expenses); provided, that Losses will not include special, punitive or exemplary damages, unless paid to an unaffiliated third party pursuant to a final, binding, and non-appealable judgment).

(xxxix)                          “Material Adverse Effect” means any change, event, development or occurrence, individually or with all other changes, events, developments or occurrences, that has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company, provided, however, none of the changes, events, developments or occurrences to the extent arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in conditions in the United States’ financial markets or the world economy generally and which changes, in each case, do not have a disproportionately adverse effect on the Company, relative to the Company’s industry peers in the United States; (b) changes in general legal, regulatory, political, economic or business conditions or changes in established accounting principles that, in each case, do not have a disproportionate impact on the Company, relative to the Company’s industry peers in the United States; (c) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities; (d) the execution, announcement or pendency of the transactions contemplated by this Agreement; (e) compliance with the terms of, or the taking of any action required by, this Agreement; (f) the taking of any action, or failing to take any action, at the written request of Buyer, or the taking of any action by Buyer; or (g) any failure by the Company to meet financial forecasts, projections or estimates (provided, that clause (g) shall not prevent a determination that any change, event or occurrence underlying any such failure has resulted in a Material Adverse Effect to the extent such change, event or occurrence is not otherwise excluded from this definition of “Material Adverse Effect”).

(xl)            “Net Working Capital” shall mean, as of a specified date, the aggregate amount of only those specific current asset accounts of the Company that are included in the Example NWC Calculation set forth on Exhibit B, minus the aggregate amount of only those specific current liability accounts of the Company that are included in the Example NWC Calculation set forth on Exhibit B, in each case calculated solely in accordance with the Accounting Principles.  In no event will Net Working Capital include any portion of any Indebtedness, Debt-Like Items, Seller Transaction Expenses or any Cash.  For the avoidance of doubt, reserve amounts related to current assets will not be subject to change by differences in judgment exercised by the Buyer.

(xli)            “Net Working Capital Target” shall mean negative $2,250,000.

(xlii)            “Order” shall mean any order, writ, injunction, judgment, plan, stipulation or decree of any Governmental Authority.

(xliii)            “Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the past custom and practice of the Company.

(xliv)            “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

(xlv)            “Organizational Documents” shall mean: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

(xlvi)            “Party” or “Parties” means Buyer, Seller and the Company, as the case may be.

(xlvii)            “Pension Plan” shall mean each “employee pension benefit plan” as defined in Section 3(2) of ERISA.  The term “Pension Plan” includes an “employee pension benefit plan” which is subject to an exemption under ERISA.  The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored, or contributed to by the Company which, as of the date hereof, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

(xlviii)            “Permitted Encumbrances” shall mean (a) statutory and contractual landlord liens incurred in the Ordinary Course of Business, (b) pledges or deposits made to secure payment by the Company of worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker’s compensation or unemployment insurance, in each case incurred in the Ordinary Course of Business consistent with past practice, (c) liens for Taxes not yet due and payable, (d) liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Business by the Company as currently conducted, or adversely affect the marketability of the assets of the Company, in any material respect, (e) statutory mechanic’s liens and materialmen’s liens for services or materials and similar statutory liens for amounts not due and payable incident to construction and maintenance of real property or (f) operating lease notice filings.

(xlix)            “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

(l)            “Pre-Closing Tax Period” means (a) any taxable period that ends on or before the Closing Date or (b) the portion of any Straddle Period ending on the Closing Date.

(li)            “Pre-Closing Taxes” means Taxes of the Company for the Pre-Closing Tax Period.  Pre-Closing Taxes shall not include any Tax Liabilities included in the calculation of the Final Closing Net Working Capital.

(lii)            “Registered Company Intellectual Property” shall mean all Company Intellectual Property that is the subject of a registration or application with any Governmental Authority or internet domain name registrar.

(liii)            “Reorganization” has the meaning set forth in the Separation and Conduct Agreement, other than with regard to matters that do not affect the Company.

(liv)            “Restriction Period” means the period from the Closing Date until the second anniversary of the Closing Date.

(lv)            “Seller Tax Matter” means (a) extending or waiving the applicable statute of limitations with respect to a Tax of the Company for a Pre-Closing Tax Period; (b) filing any ruling request with any Governmental Authority that affects Taxes of the Company for a Pre-Closing Tax Period; (c) making or revoking any election of the Company for a Pre-Closing Tax Period or (d) initiating or participating in any voluntary disclosure program with any Governmental Authority regarding any Tax (or potential Taxes) or Tax Returns of the Company for a Pre-Closing Tax Period.

(lvi)            “Seller Transaction Expenses” shall mean any obligation of Seller, the Company or any of their respective Affiliates incurred at or prior to Closing (even if billed or invoiced after the Closing) to the extent related to or arising from the negotiation, preparation or consummation of this Agreement or the transactions contemplated by this Agreement, including, but not limited to any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses, any severance obligation, retention bonus, “stay” bonus, sale bonus or similar amount payable to any employee of, or other service provider to, the Company, in any case, that is triggered in whole or in part as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any employment, payroll, social security, unemployment, withholding, or similar Taxes associated therewith) or similar fees incurred by the Company or Seller arising in connection with this Agreement, the Reorganization or the transactions contemplated by this Agreement.

(lvii)            “Separation and Conduct Agreement” means that certain Separation and Conduct Agreement, dated January 31, 2019 by and among the Company, Relias, LLC, OnCourse Learning Corporation and OCL Real Estate LLC, as amended by the Amendment Number 1 to the Separation and Conduct Agreement dated April 3, 2019, including all schedules and exhibits thereto.

(lviii)            “Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

(lix)            “Subsidiary” shall mean with respect to any Person, (a) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, (b) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, and (c) any limited partnership of which such Person or any of its subsidiaries is a general partner.  For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

(lx)            “Tax” or “Taxes” shall mean (a) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Pre-Closing Tax Period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any person.

(lxi)            “Tax Returns” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information, including any amendments thereto, filed with or submitted to, or required to be filed with or submitted to, the IRS or any other taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(lxii)            “Threatened” shall mean that a demand or statement has been made in writing, or any written notice has been given, that would lead a reasonable Person to conclude that such a claim is likely to be asserted.

(lxiii)            “Undisclosed Liability” means a Liability of the Company related to the period prior to the Closing Date, which would have been accounted for in a financial statement of a similarly sized company that conducts a business similar to the Business, provided, that any item set forth in the Disclosure Schedule that constitutes or could constitute a Liability because it is reasonably apparent on the face of such disclosure shall not constitute (in whole or in part) an Undisclosed Liability.

(lxiv)            “Welfare Plan” shall mean each “employee welfare plan” as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements.  The term “Welfare Plan” includes an “employee welfare plan” which is subject to an exemption under ERISA.  The term “Welfare Plan” shall include any terminated “employee welfare plan” previously maintained, sponsored, or contributed to by the Company which, as of the date hereof, has not distributed all of its assets or satisfied all of its Liabilities.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
Acquisition Transaction	Section 6(e)
Agreement	Introduction
Antitrust Division	Section 6(d)(ii)
Bankruptcy and Equity Exception	Section 3(j)
Basket	Section 10(i)
Buyer	Introduction
Buyer Indemnified Parties	Section 10(b)
Buyer’s Draft Allocation	Section 7(g)
Buyer Termination Fee	Section 11(b)(ii)
Closing Date	Section 2(d)
Closing Estimates	Section 2(c)
Company	Introduction
Company Plan	Section 3(k)(i)
Confidential Information	Section 6(g)(i)b
De Minimis Claim Threshold	Section 10(i)
Disclosure Schedule or Schedule	Section 12(a)
Discussion Period	Section 2(e)(ii)
Dispute Notice	Section 2(e)(ii)
Estimated Cash Amount	Section 2(c)
Estimated Closing Net Working Capital	Section 2(c)
Estimated Debt-Like Items Amount	Section 2(c)
Estimated Indebtedness Amount	Section 2(c)
Estimated Seller Closing Payment	Section 2(d)(iii)
Estimated Seller Transaction Expenses Amount	Section 2(c)
Final Cash Amount	Section 2(e)(i)
Final Closing Net Working Capital	Section 2(e)(i)
Final Closing Statement	Section 2(e)(i)

Section
Final Debt-Like Items Amount	Section 2(e)(i)
Final Indebtedness Amount	Section 2(e)(i)
Final Seller Transaction Expenses Amount	Section 2(e)(i)
Financial Statements	Section 3(d)
FTC	Section 6(d)(ii)
Fundamental Representations and Warranties	Section 10(a)
Funds Flow Memorandum	Section 2(d)
Indemnified Party	Section 10(g)
Indemnifying Party	Section 10(g)
Independent Accountant	Section 2(e)(ii)
Interim Financial Statement Date	Section 3(d)(i)
Leased Real Property	Section 3(i)
Lower Adjustment Cap	Section 2(b)
Lower Collar Limit	Section 2(b)
Material Contracts	Section 3(j)
Major Customers	Section 3(t)
Major Suppliers	Section 3(u)
Membership Interest Purchase Price	Section 2(b)
Membership Interests	Recitals
Opening Balance Sheet	Section 3(d)(i)
Other Party	Section 12(l)
Outside Date	Section 11(a)(v)
Payoff Letters	Section 9(a)(iv)
Permits	Section 3(f)(ii)
Pre-Closing Claims	Section 6(i)
Purchase Price Allocation	Section 7(g)
Related Person	Section 3(p)
Requesting Party	Section 12(l)
Schedule Supplement	Section 12(a)(ii)
Seller	Introduction
Seller Indemnified Parties	Section 10(c)
Seller Law Firm	Section 12(p)(i)
Seller Prepared Returns	Section 7(a)(i)
Seller’s Allocation Notice	Section 7(g)
Tail Policy	Section 6(i)
Transaction Tax Treatment	Section 7(f)
Transfer Taxes	Section 7(d)
Upper Adjustment Cap	Section 2(b)
Upper Collar Limit	Section 2(b)

Section 2.                      Purchase and Sale.

(a)        Purchase and Sale of Membership Interests.  In accordance with, and subject to, the provisions of this Agreement, at the Closing Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Membership Interests, free and clear of all Encumbrances (other than Encumbrances under federal and state securities laws).

(b)       Consideration.  Upon the terms and subject to the conditions of this Agreement, in consideration of the transaction set forth in Section 2(a), the consideration to be paid by Buyer to Seller (the “Membership Interest Purchase Price”) shall be equal to One Hundred Twenty-One Million Dollars ($121,000,000), plus (i) the Final Cash Amount; minus (ii) the Final Indebtedness Amount, subject to the treatment of Indebtedness on Schedule 1(a); minus (iii) the Final Debt-Like Items Amount, minus (iv) the Final Seller Transaction Expenses Amount; plus (v) the amount, if any, up to One Million Dollars ($1,000,000) (such amount, the “Upper Adjustment Cap”), by which the Final Closing Net Working Capital exceeds the sum of (1) the Net Working Capital Target, plus (2) Five-Hundred Thousand Dollars ($500,000) ((1) plus (2), the “Upper Collar Limit”), if applicable; or minus (vi) the amount, if any, up to Two Million Dollars ($2,000,000) (such amount, the “Lower Adjustment Cap”), by which the Final Closing Net Working Capital is less than the difference of ((1) the Net Working Capital Target minus (2) Five-Hundred Thousand Dollars ($500,000) ((1) minus (2), the “Lower Collar Limit”)), if applicable.

(c)        Closing Estimates.  No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer (the “Closing Estimates”) calculations of (i) the estimated Net Working Capital as of the Effective Time on the Closing Date (the “Estimated Closing Net Working Capital”), (ii) the estimated amount of Debt-Like Items as of the Effective Time on the Closing Date (the “Estimated Debt-Like Items Amount”), (iii) the estimated amount of Cash as of the Effective Time on the Closing Date (the “Estimated Cash Amount”), (iv) the estimated amount of Indebtedness as of immediately prior to the Closing based on the Payoff Letters or other loan satisfaction documents if Payoff Letters are not available (the “Estimated Indebtedness Amount”), and (v) the estimated amount of Seller Transaction Expenses that will remain unpaid as of the Closing (the “Estimated Seller Transaction Expenses Amount”). Seller shall also deliver to Buyer all reasonable supporting documentation to support Seller’s calculation of the Estimated Closing Net Working Capital, the Estimated Debt-Like Items Amount, the Estimated Cash Amount, Estimated Indebtedness Amount, the Estimated Seller Transaction Expenses Amount and the Estimated Seller Closing Payment.

(d)         Closing; Closing Payments.  No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a funds flow memorandum, containing the amounts to be paid at Closing and wire transfer instructions with respect to the accounts to which payments to be made at Closing (the “Funds Flow Memorandum”).  The Closing shall take place via the remote exchange of signature pages as promptly as practicable (but in no event later than the fifth (5th) Business Day) after the date of the satisfaction or due waiver of all of the conditions set forth in Section 8 (excluding the delivery of any documents deliverable at the Closing), or such other place or date as may be mutually agreed by the Parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of the Effective Time.  At the Closing:

(i)            Buyer shall pay or otherwise discharge, on behalf of the Company as part of the Estimated Seller Closing Payment, such amounts necessary to discharge all Indebtedness included in Estimated Indebtedness Amount in accordance with the Funds Flow Memorandum.  The Parties acknowledge and agree that Buyer is paying the Indebtedness directly only as an administrative convenience for the Company and Seller.

(ii)            Buyer shall pay, on behalf of the Company as part of the Estimated Seller Closing Payment, all Seller Transaction Expenses included in the Estimated Seller Transaction Expenses Amount in accordance with the Funds Flow Memorandum.  The Parties acknowledge and agree that Buyer is paying the Seller Transaction Expenses directly only as an administrative convenience for the Company and Seller.

(iii)            Buyer shall pay Seller, in accordance with the Funds Flow Memorandum, an aggregate amount equal to One Hundred Twenty-One Million Dollars ($121,000,000), plus (a) the Estimated Cash Amount; minus (b) the Estimated Indebtedness Amount, subject to the treatment of Indebtedness on Schedule 1(a); minus, (c) the Estimated Debt-Like Items Amount; minus (d) the Estimated Seller Transaction Expenses Amount; plus (e) the amount, if any, subject to the Upper Adjustment Cap, by which the Estimated Closing Net Working Capital is greater than the Upper Collar Limit, minus (f) the amount, if any, subject to the Lower Adjustment Cap, by which the Estimated Closing Net Working Capital is less than the Lower Collar Limit (collectively, the “Estimated Seller Closing Payment”).

(iv)            All cash payments will be made by wire transfer of immediately available funds on the Closing Date pursuant to the wire transfer instructions set forth in the Funds Flow Memorandum.

(e)            Post-Closing Confirmation of Purchase Price.

(i)            As soon as practicable after the Closing Date, but in any event within sixty (60) calendar days following the Closing Date, Buyer shall prepare and deliver to Seller Buyer’s calculations of (a) the Net Working Capital as of the Effective Time on the Closing Date (the “Final Closing Net Working Capital”), (b) the Debt-Like Items as of the Effective Time on the Closing Date (the “Final Debt-Like Items Amount”), (c) the amount of Cash as of the Effective Time on the Closing Date (the “Final Cash Amount”), (d) the amount of Indebtedness as of immediately prior to the Closing (the “Final Indebtedness Amount”), (e) the amount of Seller Transaction Expenses that were unpaid as of the Closing (the “Final Seller Transaction Expenses Amount”), and (f) the Final Seller Closing Payment (collectively, with (a) through (f) the “Final Closing Statement”) based on such determinations in each case prepared solely in accordance with the Accounting Principles and the definitions of Final Cash Amount, Final Indebtedness Amount, Final Debt-Like Items Amount, Final Seller Transaction Expenses Amount, Final Closing Net Working Capital, and Final Seller Closing Payment herein.  Such calculations shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  Buyer shall also deliver to Seller all reasonable supporting documentation to support Buyer’s calculation of the Final Cash Amount, Final Indebtedness Amount, Final Debt-Like Items Amount, Final Seller Transaction Expenses Amount, Final Closing Net Working Capital and Final Seller Closing Payment.  The Parties agree that the purpose of preparing the Final Closing Statement and determining the amounts of Cash, Indebtedness,

Debt-Like Items, Seller Transaction Expenses, Net Working Capital and the related Final Seller Closing Payment is to measure changes in the amounts of Cash, Indebtedness, Debt-Like Items, Seller Transaction Expenses and Net Working Capital (taking into consideration the Upper Collar Limit, the Lower Collar Limit, the Upper Adjustment Cap and the Lower Adjustment Cap) between the date on which Seller delivers its estimates thereof in accordance with Section 2(c) and the actual amount thereof as of the Closing Date, in each case in accordance with the Accounting Principles, and in undertaking such processes, the Parties shall not introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the amounts of Cash, Indebtedness, Debt-Like Items, Seller Transaction Expenses and Net Working Capital under this paragraph from those used in the Accounting Principles or reference definitions.  Without limiting the foregoing, the Final Closing Net Working Capital and the Final Cash Amount shall not contain any categories or types of assets or liabilities or other accounts, reserves or line items not reflected in the calculations of the Estimated Closing Net Working Capital or the Estimated Cash Amount, respectively, or included in the Accounting Principles.  If Buyer fails to deliver the Final Closing Statement within sixty (60) days following the Closing, then the Closing Estimates shall be final, not subject to further adjustment and shall be binding for all purposes (including calculating the Membership Interest Purchase Price).

(ii)            If Seller wishes to dispute the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, or the Final Seller Closing Payment determined by Buyer, then Seller shall deliver to Buyer a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Final Closing Statement.  If Seller does not deliver the Dispute Notice to Buyer within such thirty (30) calendar day time period, then the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment set forth in the Final Closing Statement shall be deemed final and accepted by Seller.  Any Dispute Notice must set forth in reasonable detail (x) any item delivered by Buyer in the Final Closing Statement which Seller believes has not been prepared in accordance with this Agreement and, to the extent then known or able to be estimated, the purported correct amount of such item and (y) to the extent then known or able to be estimated, Seller’s alternative calculation of each such item and the Final Seller Closing Payment.  Subject to Section 2(e)(i), any item or amount to which no dispute is raised in a Dispute Notice will be final, conclusive and binding on the Parties on the thirty-first (31st) calendar day after the delivery to Seller of the Final Closing Statement.  Buyer and Seller will use reasonable efforts to resolve any such dispute themselves.  If any such dispute is not finally resolved within thirty (30) calendar days after Buyer’s receipt of the Dispute Notice (the “Discussion Period”), either Buyer or Seller may promptly thereafter cause a mutually acceptable third party accounting firm (the “Independent Accountant”), acting as an expert and not as an arbitrator, to resolve such dispute.  The Independent Accountant shall apply the Accounting Principles and the other principles set forth in this Agreement (including the requirements of Section 2(e)(i)) for purposes of the disputed calculations on a consistent basis.  Buyer and Seller shall keep each other copied on any correspondence with the Independent Accountant, and shall not engage in telephone calls or meetings with the Independent Accountant unless the other Party is provided with reasonable advance notice of the call or meeting and an opportunity to participate.  Within thirty (30) calendar days after submission to the Independent Accountant for resolution, Buyer and Seller shall each indicate in writing their position on each disputed matter and each such Party’s determination of the amount of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment.  The Independent Accountant’s determination shall be based solely on the definitions and other applicable provisions of this Agreement and/or presentations consisting of (i) a single written presentation submitted by each of the Buyer and Seller in accordance with the preceding sentence (which the Independent Account shall be instructed to distribute to the Buyer and Seller upon receipt of both such presentations) and (ii) a single written response submitted by each of the Buyer and Seller to each such presentation and any interrogatories of the Independent Accountant (which the Independent Accountant shall be instructed to distribute to Buyer and Seller upon receipt of such responses).  The Parties shall instruct the Independent Accountant to make a written determination on each disputed matter (and no other matters) no later than sixty (60) calendar days after submission to the Independent Accountant for resolution and such determination will be conclusive and binding upon the Parties with respect to each disputed matter, absent fraud or manifest error.  The Independent Accountant shall, by applying the Accounting Principles and the principles set forth in this Agreement (including the requirements of Section 2(e)(i)), only decide the specific items under dispute by the Parties and its decision for each disputed item must be within the range of values assigned to each such item by Buyer (in Buyer’s calculation of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, or the Final Seller Closing Payment) or Seller (in the Dispute Notice).  The proposed Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2(e)(ii).  The fees and expenses of the Independent Accountant incurred in the resolution of such dispute shall be borne by Buyer and Seller in such proportion as is appropriate to reflect the relative benefits received by Buyer and Seller from the resolution of the dispute, which proportionate allocation shall be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits.  For example, if Seller challenges the calculation of the Final Closing Net Working Capital by an amount of $100,000, but the Independent Accountant determines that Seller has a valid claim for only $40,000 (i.e., Seller prevails as to 40% of its claim), then Buyer shall bear 40% of the fees and expenses of the Independent Accountant and Seller shall bear the other 60% of such fees and expenses.  Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Independent Accountant (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Independent Accountant to resolve any such dispute as soon as practicable after the commencement of the Independent Accountant’s engagement.

(iii)            Buyer will provide Seller with reasonable access to the books and records used in the preparation of the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment and shall make its (and the Company’s) financial staff and accountants (subject to the execution of customary work paper access letters if requested) reasonably available to Seller and its accountants and other representatives and to the Independent Accountant upon reasonable notice and during normal business hours during (a) the review by Seller of the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment, (b) the Discussion Period and (c) the resolution by Buyer and Seller or the Independent Accountant of any objections thereto.

(f)        Adjustment Payment.  After the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment (each as finally determined under Section 2(e)):

(i)            If there is a Final Deficiency then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount, and the Final Seller Closing Payment in accordance with Section 2(e), Buyer shall promptly pay to Seller the amount of the Final Deficiency by wire transfer of immediately available funds to the account designated by Seller.

(ii)            If there is a Final Excess, then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses, and the Final Seller Closing Payment in accordance with Section 2(e), Seller shall pay to Buyer the amount of the Final Excess by wire transfer of immediately available funds to the account or accounts designated by Buyer.

(iii)            If the Final Seller Transaction Expenses Amount or the Final Indebtedness Amount is greater than the Estimated Seller Transaction Expenses Amount or the Estimated Indebtedness Amount, as applicable, Buyer shall pay such excess to the applicable vendors who are owed the additional Seller Transaction Expenses or Indebtedness so long as such amounts were taken into account in calculating the adjustment payment reflecting either the Final Deficiency or the Final Excess.

(iv)            Any payments made to any Party pursuant to this Section 2(f) shall constitute an adjustment of the Membership Interest Purchase Price for Tax purposes and shall be treated as such by the Parties hereto on their Tax Returns to the greatest extent permitted by Law.

(g)        Withholding.  Buyer will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that prior to making any such deduction or withholding on any amount to be paid to Seller, Buyer shall use commercially reasonable efforts to notify Seller of its intent to make such deduction or withholding at least five (5) Business Days prior to payment and shall reasonably cooperate with Seller to avoid (or minimize) such deduction or withholding.  To the extent that amounts are so deducted or withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Section 3.       Representations and Warranties Regarding the Company. As of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule (as described in Section 12(a) below), the Company represents and warrants to Buyer that:

(a)         Organization and Qualification; Enforceability.  The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where it is currently being conducted.  The Company is legally qualified to transact business as a foreign entity and is in good standing in each of the jurisdictions in which its business or property is located such as to require that it be thus qualified, except for such jurisdictions where the failure to so qualify or be in good standing would not have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)        Capitalization.  All of the issued and outstanding membership interests or other equity interests of the Company are listed on Exhibit A.  All of such membership interests or other equity interests were duly authorized and validly issued, are fully paid and nonassessable and are owned (beneficially and of record) as set forth on Exhibit A.  Each equity interest was duly authorized by all necessary limited liability company action, as applicable, including approval by the Company’s managers and any required member approval by the necessary number of votes or written consents.  Except as set forth on Exhibit A, there are no other equity interests in the Company outstanding, and there are no options, warrants, restricted equity, equity appreciation rights, subscriptions, puts, calls, purchase rights, preemptive rights, convertible instruments, exchange rights or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued membership interests or other equity interests of the Company or obligating the Company to issue, deliver, transfer or sell any membership interests or other equity interests in, the Company.  There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any membership interests or other equity interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity. The Company does not own any Subsidiary and does not own nor does it have any right to acquire, directly or indirectly, any capital stock of, or other equity interests in, any Person.

(c)         No Conflict; Required Filings and Consents.  Except as set forth on Schedule 3(c), neither the execution and delivery of this Agreement nor the consummation by Seller or the Company of the transactions contemplated hereby (i) will violate any Law or any Order, in each case applicable to the Company or by which any of its properties are bound or affected, (ii) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for filings under the HSR Act and applicable Foreign Competition Laws and except for those consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a Material Adverse Effect, or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or require consent under any term or provision (a) of the Organizational Documents of the Company or (b) of any Material Contract.

(d)        Financial Statements.  The Company has delivered or made available to Buyer copies of the following financial statements prepared by the Company’s management (the “Financial Statements”):

(i)            an unaudited carve-out balance sheet of the Company as of January 31, 2019 (the “Opening Balance Sheet”); and

(ii)      an unaudited balance sheet of the Company as of February 28, 2019 and the related unaudited statement of income for the one-month period ended February 28, 2019 (the “Interim Financial Statement Date”).

The Financial Statements were prepared in accordance with the Accounting Principles and fairly present in all material respects the financial condition of the Company as of such dates, however, the Financial Statements do not have footnote disclosures, normal recurring year-end adjustments nor reclassifications, and the Financial Statements do not have a statement of cash flows or a statement of members’ equity.  The Example NWC Calculation has been prepared by the Company in good faith based on the books and records of the Company and Seller and, to the Knowledge of the Company, such Example NWC Calculation does not exclude any material current assets or material current liabilities of the Company.

(e)                 Specified Representations.

(i)            The Company owns or otherwise possesses (or shall be assigned pursuant to the Separation and Conduct Agreement) sufficient, valid and enforceable rights (and if such rights are licensed, such rights are pursuant to a written Contract) to (a) all course materials used by the Company in the conduct of its Business as presently conducted and (b) the LMS Platform as it is presently constituted.  The Company’s use of the course materials and the LMS Platform in the conduct of its Business as currently conducted does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person;

(ii)            All of the rights to the written customer Contracts of the Company have been assigned to the Company (or shall be assigned pursuant to the Separation and Conduct Agreement) or are otherwise owned by the Company; and

(iii)            The Company has no Undisclosed Liabilities (individually or in the aggregate) in excess of Five Million Dollars ($5,000,000).

(f)                 Compliance; Permits.

(i)            Compliance.  Except as set forth on Schedule 3(f)(i), to the Knowledge of the Company, the Company is in compliance in all material respects with all applicable Laws and Orders.  The Company has not received any written notice from any Governmental Authority or other Person with respect to the operation of the Business or the ownership or use of any of its assets claiming any violation or alleged violation of any Law or Order that remain open or pending that would be material to the Company or the Business, nor has the Company paid any material fines or penalties as the result of any such written notice since the Interim Financial Statement Date.

(ii)            Permits.  To the Knowledge of the Company, the Company has or is in the process of obtaining since its formation all licenses, permits, approvals, registrations, certifications, consents and listings (collectively, the “Permits”) of all Governmental Authorities required for the conduct of the Business and the ownership, leasing and operation of their property and assets.  All Permits that the Company has or is in the process of obtaining are set forth on Schedule 3(f)(ii).

(g)       Absence of Certain Changes or Events.  Since the date of the Opening Balance Sheet, other than pursuant to the Reorganization or as set forth on Schedule 3(p), the Company has conducted the Business only in the Ordinary Course of Business, and there has been no Material Adverse Effect.  Without limiting the generality of the foregoing, since the Interim Financial Statement Date, the Company has not:

(i)            incurred or assumed any Indebtedness (whether directly or by way of guarantee or otherwise), other than draws on established lines of credit;

(ii)            issued, sold, distributed or disposed of any membership interests, notes or other securities, or committed itself to do so;

(iii)            placed or permitted any Encumbrance, other than a Permitted Encumbrance, on any of its assets, tangible or intangible;

(iv)            suffered any material Losses, damage or destruction, whether covered by insurance or not, relating to or affecting the Business or the assets of the Company;

(v)            terminated, amended or instituted any Company Plan;

(vi)            changed its credit or accounting policies or practices, except as required by applicable Laws or as necessary in connection with being a company in its initial phases and first year of accounting;

(vii)            entered into any merger, consolidation, recapitalization or other business combination or reorganization with a non-Affiliate (except with respect to the transactions contemplated herein);

(viii)            entered into any settlement, or offer or proposal to settle, (a) any material Claim involving or against the Company, (b) any Claim that relates to the transactions contemplated hereby;

(ix)            amended its Organizational Documents;

(x)            except as set forth in Schedule 3(g)(x), made any payment of or increase in any bonuses, salaries, or other compensation to any member, manager, officer, or (except in the Ordinary Course of Business and in accordance with plans existing as of the Interim Financial Statement Sheet Date) employee or entry into any employment, severance, or similar Contract with any member, manager, officer or employee;

(xi)            accelerated, amended, terminated, or cancelled or had terminated or cancelled any Material Contract, or canceled, modified or waived any material debts or Claims held by it or waived any rights material to the Business;

(xii)            (a) except as to initial Tax Returns filed or to be filed by the Company in its first year of existence,  (1) made, changed or rescinded any election relating to Taxes, (2) adopted or changed any annual Tax accounting period or any method of Tax accounting, or (3) made any change to any of its methods of reporting income or deductions for Tax purposes; (b) settled or compromised or agreed to comprise any legal proceeding relating to Taxes or consented to any extension or waiver of the statute of limitations thereof; (c) obtained or applied for any Tax refund or ruling, entered into any closing agreement relating to Taxes or taken any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Liability relating to Taxes; or (d) filed any amended Tax Returns; or

(xiii)            entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

(h)         Litigation and Proceedings.  Except as set forth on Schedule 3(h), there are no pending Claims or, to the Company’s Knowledge, Threatened Claims against the Company concerning a violation of any Law, its operations or the Business.

(i)         Real Property.  The Company does not own any real property.  Schedule 3(i) sets forth a true and complete list and description of all real property and interests leased by the Company (the “Leased Real Property”).  Except as set forth on Schedule 3(i), there are no leases, subleases, Contracts, options or enforceable rights or obligations relating to or affecting the Leased Real Property to which the Company is a party.  The Company is not currently in default of or violation of any of the terms of any lease or Contract to which the Company is a party with respect to the Leased Real Property.  No Person, other than the Company, has any right or option to acquire or lease any portion of such interest in the Leased Real Property.  The Company has a valid and enforceable leasehold interest under each lease relating to the Leased Real Property, subject to the Bankruptcy and Equity Exception, and the Company has not received any written notice of any default (including written notice of any accrued default that is subject only to a notice or cure period) by the Company under any of the leases relating to the Leased Real Property, and to the Knowledge of the Company, no other party is in default thereof, and no party to any of the leases relating to the Leased Real Property has exercised any termination rights with respect thereto.  Seller has delivered to Buyer true, correct and complete copies of all leases relating to the Leased Real Property, together with all amendments, modifications or supplements, if any, thereto.

(j)        Material Contracts.  Schedule 3(j) lists each of the following Contracts of the Company (including any amendments, supplements, modifications or renewals of such Contracts, collectively, such contracts being a “Material Contract” and, collectively, as the “Material Contracts”):

(i)            any Contract with any Major Customer or Major Supplier as to which there is a remaining non-contingent payment or delivery obligation that exceeds $150,000;

(ii)            any representative, broker or sales agency Contract involving in any one case payments of more than $100,000 for 2019;

(iii)            any lease with respect to real property;

(iv)            any lease with respect to personal property under which the Company is either lessor or lessee, involving annual rental payments in excess of $100,000;

(v)            any note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for the borrowing or lending of money (including loans to or from officers, managers, directors, shareholders or members, or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(vi)            other than the Separation and Conduct Agreement, any Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, Losses, costs or Liabilities of the Company with any other Person;

(vii)            any Contract containing covenants or conditions that purport to restrict the business activity of the Company, or limit the freedom of the Company to engage in any line of business or to compete with any third party;

(viii)            any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any current or future rights or obligations;

(ix)            any collective bargaining agreement or other similar Contract with any labor union or works council;

(x)            any license agreement, other than off-the-shelf, commercially available, non-customized third-party Software, that is material to the Business;

(xi)            any Contract (other than standard confidentiality, non-compete or non-solicitation agreements) with any manager, officer or employee of Company, provided that, with regard to offer letters, employment agreements and amendments thereto, only with regard to employees with an annual salary of $150,000 or greater, unless such employee is an officer or manager;

(xii)            any Contract with any member, Affiliate or Related Person of the Company that will continue in effect after the Closing;

(xiii)     any Contract pursuant to which the Company is the recipient of a covenant not to sue or assert or immunity from suit under any Intellectual Property of any other Person; or

(xiv)     any Contract pursuant to which the Company grants to any Person a covenant not to sue or assert or immunity from suit under any Company Intellectual Property.

The Company has delivered or made available to Buyer complete and accurate copies of each written Material Contract.  The Company is not in default in any material respect under any Material Contract.  To the Company’s Knowledge, no third party is in default in any material respect under any Material Contract to which the Company is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a default by any such third party in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof by such third party.  The Company has not received written notice of termination of any Material Contract.  Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, the other party or parties thereto, in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights and remedies of creditors generally and by general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) (the “Bankruptcy and Equity Exception”).

(k)        Employee Benefit Plans.

(i)         Schedule 3(k)(i) lists all Employee Benefit Plans maintained, sponsored, or contributed to by the Company or under which the Company has or could have any Liability and separately lists or identifies each Employee Benefit Plan that is maintained or sponsored by the Company or under which the Company could have any Liability following the Closing (each such plan, a “Company Plan”), but excluding any governmental program that the Company is required by Law to maintain or contribute to (such as unemployment compensation insurance and the U.S. federal Social Security program).

(ii)        Except as set forth on Schedule 3(k)(ii), the Company does not maintain, contribute to or have any obligation (contingent or otherwise) to contribute to, nor has maintained, contributed to nor had any obligation (contingent or otherwise) to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.  The Company does not have any Liability with respect to an Pension Plan by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(iii)       To the Company’s Knowledge, there have been no material “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Company Plan, and, to the Company’s Knowledge, no event or omission has occurred in connection with which the Company would be subject to any material Liability under ERISA or the Code.

(iv)            With respect to each Company Plan, and solely with respect to employees of the Company, each Benefit Plan, as applicable: (a) other than routine claims for benefits being reviewed pursuant to the applicable Employee Benefit Plan’s or Company Plan’s internal claim and approval process, all payments, benefits, premiums and other amounts due from or with respect to the Company Plan and, Employee Benefit Plan have been timely made or accrued as a liability in the Final Closing Net Working Capital; (b) to the Company’s Knowledge, the Company has in all material respects complied with, and the Company Plan conforms in all material respects to, all applicable Laws; (c) to the Company’s Knowledge, the Company Plan has been administered in accordance with its material terms; (d) all reports and information relating to the Company Plan required to be filed with any Governmental Authority or provided to participants or their beneficiaries have been timely filed (subject to the receipt of extensions to file) or disclosed and, when filed or disclosed, were true, correct and complete in all material respects; (e) each Company Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS (or a favorable opinion letter or advisory letter in connection with a prototype or volume submitter plan, respectively)  to the effect that such plan is qualified under Section 401(a) of the Code and that, its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; and (f) there is no Claim pending (other than routine claims for benefits being reviewed pursuant to the applicable Company Plan’s internal claim and approval process) or, to the Company’s Knowledge, Threatened with respect to the Company Plan or against the assets of the Company Plan and there is no governmental audit in process or pending with respect to any such Company Plan.

(v)            Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law, no Company Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of the Company beyond their retirement or other termination of service, and the Company does not have any obligation to provide or contribute toward the cost of such coverage or benefits.

(vi)            Except as set forth on Schedule 3(k)(vi), the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (a) entitle any current or former employee, director, manager or independent contractor of the Company (or dependents of such Persons) to severance pay, unemployment compensation or any other payment or benefit (other than as mandated under COBRA or similar state law), except as expressly set forth in this Agreement, or (b) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor of the Company (or dependents of such Persons).

(vii)            No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(viii)            The Company is not a party to and does not have any obligation under any Employee Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(ix)            Following the Closing, the Company shall not have any Liability with respect to any Employee Benefit Plan that is not a Company Plan.

(l)          Title to Assets; Restructuring.

(i)            The Company has good and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, all of its assets, including, subject to the terms of the Separation and Conduct Agreement, those assets defined as the Assigned FS Assets in that certain Contribution, Assignment and Assumption Agreement dated as of January 31, 2019, by and between OnCourse Learning Corporation and the Company, as amended, free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)            Other than as set forth on Schedule 3(l)(ii), effective as of the date of this Agreement, the Reorganization is complete, except as and may be rectified through the Separation and Conduct Agreement.

(m)              Compliance with Environmental Laws.

(i)            The Company is in compliance in all material respects with all Environmental Laws.

(ii)            The Company has not received any written notice from a Governmental Authority that alleges that the Company is not in compliance with any Environmental Laws.

(iii)            There is no Claim pending or, to the Company’s Knowledge, Threatened against the Company relating in any way to any Environmental Laws.

(iv)            Without limiting the generality of the foregoing, (a) there are no on-site or off-site locations at which the Company has stored, disposed or arranged for the disposal of any Hazardous Substances that could reasonably be expected to form the basis of any Claim against the Company, and (b) to the Company’s Knowledge, there are no underground storage tanks located on property owned or leased by the Company.

(v)            The Company has not received any letter or written request for information under CERCLA or any similar Laws, and, to the Company’s Knowledge, none of the operations of the Company is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to an actual or threatened discharge, spill or release of any Hazardous Substance at any property owned or leased by the Company, or at any other location to which the Company has transported, or arranged for the transportation of, any Hazardous Substance.

(n)         Taxes. Except as set forth on Schedule 3(n):

(i)            All Tax Returns required to be filed (determined with regard to any timely extensions) by or on behalf of the Company have been duly filed in a timely manner with the appropriate taxing authorities.  Each such Tax Return is true, correct, and complete in all material respects, and all Taxes due and owing by or with respect to the Company (whether or not shown on any Tax Returns) have been timely paid.  There are no extensions of time to file any Tax Returns that are pending, and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company for any open period.

(ii)            All Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper taxing authority.  There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company.  No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company.

(iii)            The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(iv)            The Company is not nor has been a party to any “reportable transaction,” as defined in Section 6707(a) of the Code and Treas. Reg. §1.6011-4(b) or any similar provision of state, local or foreign Tax Law.

(v)            No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Company’s Knowledge, Threatened with respect to the Company.

(vi)            The Company is not, and has not been, a “United States real property holding company” within the meaning of Section 897 of the Code within the period specified in that section.

(vii)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) installment sale or open transaction disposition made on or prior to the Closing Date, (b) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (c) change in a method of accounting, including pursuant to Section 481 of the Code, for a taxable period (or portion thereof) beginning on or before the Closing Date, (d) “closing agreement” described in Section 7121 of the Code (or any similar agreement) executed on or before the Closing Date, or (e) corresponding or similar item under any provision of state, local or non-U.S. Tax Law.

(viii)            At all times since its formation, the Company has been treated as an entity that is disregarded as separate from its owner for U.S. federal, state and local income Tax purposes.

(ix)            The Company does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law, or for the Taxes of any other Person as a transferee or successor, as a result of any contractual obligation or otherwise.

(o)         Insurance.  Schedule 3(o) sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Company, the Business or the Company’s respective assets, or of which the Company is the owner or the beneficiary, or under which the Company is an insured or loss payee.  Schedule 3(o) also includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each insurance policy listed on such Schedule, and any pending claims in excess of $100,000.  Subject to expirations and renewals of insurance policies in the Ordinary Course of Business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy.

(p)        Related Party Transactions.  Except as set forth on Schedule 3(p), and other than with regard to the Transition Services Agreement, dated January 31, 2019 between the Company and OCL Real Estate LLC, as amended, and the Transition Services Agreement, dated January 31, 2019 between the Company and Relias LLC, as amended, no director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company, Seller or any of its other Affiliates (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of the Company, has any material interest in or other material business relationship or arrangement with any Person that (i) does business with the Company in connection with the operation of the Business, (ii) is engaged, directly or indirectly, in the conduct of the Business or (iii) owns any material property, asset or right that is used by the Company.  All obligations of any Related Person to the Company, and all obligations of the Company to any Related Person, are described on Schedule 3(p), other than compensation and benefits paid to employees of the Company in the Ordinary Course of Business consistent with past practice.

(q)                Labor Matters.

(i)            Schedule 3(q)(i) contains a list of all Persons who were employees of the Company as of March 31, 2019, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (a) name; (b) title or position (including whether full or part time); (c) hire date; (d) current annual base compensation rate; (e) commission, bonus or other incentive-based compensation; (f) a description of the fringe benefits provided to each such individual as of the date hereof; (g) overtime exemption status; (h) classification as employee, independent contractor or consultant; (i) whether such employee is on a leave of absence and, if so, the type of leave of absence and the date such employee’s expected return to work and (j) a summary of all commitments by the Company to increase the compensation or to modify the terms or conditions of employment of any such employee.

(ii)            To the Knowledge of the Company, no Person who is an employee, independent contractor or consultant of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement that could reasonably be expected to (a) prohibit the performance by such Person of his/her duties for or on behalf of Buyer or the Company or (b) adversely affect the ability of Buyer or the Company to conduct its primary business.

(iii)            The Company is not a party to any collective bargaining agreement and there is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Company, Threatened, with respect to any Person who is an employee, independent contractor or consultant of the Company.  Moreover, the Company has not agreed to recognize any union or other collective bargaining representative, there has been no demand made or Threatened for recognition by any labor union and, to the Knowledge of the Company, there has been no petition filed or Threatened to be filed for an election respecting such recognition of a labor union with respect to any Person who is an employee, independent contractor or consultant of the Company.  There have been no efforts, to the Knowledge of the Company, by any labor union seeking to organize any Person who is an employee, independent contractor or consultant of the Company.

(iv)            The Company has not engaged in any unfair labor practice, and there is no complaint for unfair labor practice against the Company pending or to the Knowledge of the Company, Threatened before the National Labor Relations Board or any comparable Governmental Authority.

(v)            The Company has, in all material respects, complied with applicable Laws relating to the employment of labor, including without limitation any provisions thereof relating to (A) wages, overtime, hours, bonuses, commissions, meal or rest periods, termination pay, vacation pay, sick pay, employee benefits, and/or the payment and/or accrual of the same; (B) unlawful, wrongful or retaliatory or discriminatory employment or labor practices of any kind; (C) occupational safety and health standards; or (D) workers’ compensation, disability, leaves of absence, unemployment compensation, whistleblower and/or other Laws.

(vi)            There are no Claims, complaints, audits or other similar disputes of any kind relating to the employment of labor or termination of employment relating to Persons who are employees, independent contractors or consultants of the Company against the Company or to the Knowledge of the Company, threatened before any Governmental Authority.

(r)         Brokers.  Except for Macquarie Capital (USA), Inc. (the fees of which will be paid by Seller or, if paid by the Company will constitute Seller Transaction Expenses), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

(s)                  Intellectual Property.

(i)            Except as set forth on Schedule 3(s), the Company exclusively owns all right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances.  Except as set forth on Schedule 3(s), the Company owns or otherwise possesses sufficient, valid and enforceable rights, pursuant to a written Contract, to all Intellectual Property that is used in the operation of the Company’s Business as currently conducted.

(ii)            The Company is not, nor will be as a result of the execution and delivery of this Agreement, in violation in any material respect of any Contract pursuant to which the Company is authorized to use any material third party Intellectual Property. The Company is not bound to any Contract that will cause, as a result of this Agreement or the consummation of the transaction contemplated hereby (a) the Company granting to any Person, or to the Knowledge of the Company, Buyer or any Affiliate of Buyer granting to any Person, any right to or with respect to any Company Intellectual Property or any Intellectual Property of Buyer, which grant did not exist prior to the Closing, (b) the Company being obligated to pay any royalties or other amounts to any Person in excess of those payable in the absence of this Agreement or the transaction contemplated hereby, or (c) the alteration, encumbrance, impairment, forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property.

(iii)            To the Company’s Knowledge, no Person has since the inception of the Company infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company.

(iv)            To the Company’s Knowledge, the operation of the Company’s Business as currently conducted and as presently proposed to be conducted (including the design, development, use, practice, import, export, manufacture, license, sale, offer for sale, supply or other disposition of the Company’s products and services, including the Company Software) does not and will not infringe, misappropriate or otherwise violate any  Intellectual Property of any Person.  To the Company’s Knowledge, there exists no reasonable basis for any claim of such infringement, misappropriation or other material violation of any third party Intellectual Property.  To the Company’s Knowledge, the Company has not received from any third party, any written notice that the Company has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property, and Seller has not received such notice with respect to the Company’s Business.

(v)            No Company Intellectual Property is or has been judicially determined to be invalid or unenforceable. (No judicial, regulatory or administrative proceeding is currently pending or, to the Company’s Knowledge, Threatened which challenges the validity or enforceability of any Company Intellectual Property.

(vi)        Schedule 3(s)(vi) sets forth a complete and accurate list of (a) each item of Registered Company Intellectual Property, (b) the jurisdiction in which such item of Registered Company Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (c) all material unregistered trademarks owned by Company and used in connection with the Business.

(vii)      The Company and Seller have taken commercially reasonable steps to protect and maintain the confidentiality of, and the rights of the Company in, the Company’s trade secrets and confidential and/or proprietary information. The Company and Seller have taken steps to protect the confidential information of any Person (including customers and vendors of the Company) provided to the Company or Seller in accordance with its applicable obligations of confidentiality with respect to such information.

(viii)      Each officer, employee or consultant of the Company or Seller who has created any Company Intellectual Property material to the conduct of the Company’s Business has executed a written Contract providing protection for confidential information of the Company and an assignment to the Company of such Company Intellectual Property (including a waiver of all moral rights). To the Knowledge of the Company, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement.

(ix)        No Open Source Materials have been incorporated into or combined with any of Company’s products or services in such a way that would require any Company Software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

(x)         Neither the Company nor any other Person acting on behalf of the Company has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any escrow agent of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any Person acting on behalf of the Company to any other Person of any Company Source Code. The execution and/or performance of the Agreement will not result in the release of any Company Source Code from escrow, any obligation on behalf of the Company or any other Person to release or deliver the Company Source Code to any other Person, or any right that may be exercised by any Person to receive the Company Source Code.

(t)         Major Customers. Schedule 3(t) sets forth to the Company’s Knowledge having used commercially reasonable efforts to compile such list, (i) the top ten mortgage and top ten TTS customers of the Company or its predecessor-in-interest for the fiscal year ended December 31, 2018 (determined on the basis of the total dollar amount of transactions recorded in the Company’s operational systems), and (ii) the top ten GRC customers of the Company or its predecessor-in- interest for the fiscal year ended December 31, 2018 (determined on the basis of invoiced amount) ((i) and (ii) together, the “Major Customers”), showing dollar amounts of transactions recorded (or invoiced) for each such customer during such period. No Major Customer has provided written notice to the Company that it will not continue to be a customer of the Company after the Closing at substantially the same level of purchases made during the periods noted above in this Section  3(t) and the Company has no Knowledge of any facts or circumstances that would prevent the Company from being able to continue to provide the same level and type of service and products going forward.

(u)         Major Suppliers. Schedule 3(u) sets forth, to the Company’s Knowledge having used commercially reasonable efforts to compile such list, the top ten suppliers to the Company or its predecessor-in-interest (“Major Suppliers”) for the fiscal year ended December 31, 2018 (determined on the basis of the total dollar amount of purchases made by the Company) showing the dollar amount of purchases from each such supplier by the Company or its predecessor-in- interest during such period. No supplier described on Schedule 3(u) has provided written notice to the Company that it will not continue to be a supplier to the Company after the Closing on substantially the same terms.

(v)         Bank Accounts. Schedule 3(v) sets forth a correct and complete list of all banks in which the Company has an account, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship and the address of each such bank. The Company has provided Buyer with all of such account numbers and the names of all Persons authorized to draw thereon or have access thereto.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS Section 3 AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN Section 4 NEITHER THE COMPANY, THE SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SELLER, THE BUSINESS OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS.

Section 4.            Representations and Warranties Regarding Seller. As of the date hereof and as of the Closing Date, except as set forth in the applicable Schedule of the Disclosure Schedule (as described in Section 12(a) below), Seller represents and warrants to Buyer as follows:

(a)         Organization, Power and Standing. Seller is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Seller has the corporate, power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)         Authorization; Due Execution; Enforceability. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller. No other or further corporate act or proceeding on the part of Seller or its shareholders are necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)         Title to Company Membership Interests. Seller is the record and beneficial owner of, and has good and valid title to the Membership Interests of the Company set forth on Exhibit A, free and clear of any Encumbrances, except as are imposed by applicable securities Laws.

(d)          No Conflict; Required Filings and Consents.

(i)        Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby nor the performance of this Agreement by Seller (a) will conflict with or violate the Organizational Documents of Seller; (b) will conflict with or violate any Law or any Order, in each case applicable to Seller, (c) will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, except in the case of clause (c) for any such breaches, defaults, or other occurrences that would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Seller, or (d) result in the creation of any Lien on any of the Membership Interest owned by Seller.

(ii)       Except for filings under the HSR Act, no consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby (including under Foreign Competition Laws), except for such consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Seller.

(e)          Absence of Litigation. There is no Claim of any kind pending, or to Seller’s actual knowledge, Threatened, against Seller which contests the validity of this Agreement or could reasonably be expected to impair the ability of Seller to consummate the transactions contemplated by this Agreement.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN THIS SECTION 4 AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN SECTION 3 NEITHER THE SELLER, THE COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER, THE COMPANY, THE BUSINESS OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS.

Section 5.            Representations and Warranties Regarding Buyer. Buyer represents and warrants to Seller as of the date hereof that:

(a)         Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Law of Delaware, with all requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Buyer has all requisite power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)         Authorization and Validity of Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders are necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)          No Conflict; Required Filings and Consents.

(i)        The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by Buyer shall not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law or Order, in each case applicable to Buyer or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on, any of the properties or assets of Buyer pursuant to any Contract, Permit, Order or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its properties are bound or affected, except in the case of clause (c) for any such breaches, defaults, or other occurrences that would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(ii)       Except for filings under the HSR Act, no consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby (including under Foreign Competition Laws), except for such consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(d)          Absence of Litigation. There is no Claim of any kind pending, or to Buyer’s knowledge, Threatened, against Buyer which contests the validity of this Agreement or the ability of Buyer to consummate the transactions contemplated by this Agreement.

(e)          Brokers. No broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

(f)          Financial Capability. Buyer has sufficient funds and adequate financial resources (without additional borrowing other than existing credit lines or loan agreements) to satisfy its monetary and other obligations (including to consummate the purchase and sale of the Membership Interests) under this Agreement.

(g)         No Additional Representations or Warranties. Buyer acknowledges that Seller, the Company and their representatives and Affiliates have not made, and Buyer has not relied on, any representation or warranty, express or implied, regarding Seller, the Company, their assets, liabilities or operations or the Business, except for the representations and warranties of the Company and Seller expressly set forth in Section 3 and Section 4, respectively, in each case as modified by the Disclosure Schedules. Buyer further agrees that the Company and Seller, and their respective representatives and Affiliates, shall not have or be subject to any liability to Buyer or its Affiliates resulting from the distribution to Buyer, or Buyer’s use of, any information, document or material provided to Buyer or made available to Buyer in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans or financial projections of the Company, and Buyer acknowledges that no representations or warranties are made with respect to any such information, document or material and Buyer has not relied on any such information, document or material in making its investment decision in connection with this Agreement except as such information, documents and materials are represented to in Section 3 and Section 4. Buyer further acknowledges that there are uncertainties inherent in attempting to make any such estimates, forecasts or projections, that Buyer is familiar with such uncertainties, and that Buyer is fully responsible for making its own evaluation of the adequacy and accuracy of any such estimates, forecasts or projections. Buyer further acknowledges and agrees that it has conducted such investigations of the Company and the Business as it deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, nothing in this Section 5(g) shall limit or abrogate the representations and warranties set forth in Section 3 and Section 4 (in each case, as modified by the Disclosure Schedule) of this Agreement or Buyer’s right to rely thereon.

Section 6.            Covenants and Agreements of the Parties.

(a)         Reasonable Access to Information. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall give to Buyer’s officers, employees, agents, attorneys, consultants, accountants and other representatives reasonable access during normal business hours to all of the books, records, Contracts, documents, properties and personnel of (or with respect to) the Company and furnish to Buyer and such Persons as Buyer shall designate to Seller such other information as Buyer or such Persons may at any time and from time to time reasonably request (except that (i) Buyer will conduct no physically invasive sampling or testing, including soil or groundwater sampling, without the prior written consent of Seller, (ii) Buyer will not contact any customers, suppliers or employees of the Company without the prior written consent of Seller, as more fully described in Section 6(f), (iii) the Company shall have no obligation to provide Buyer with access to any document if Seller reasonably believes that such access would result in the loss of attorney-client privilege or similar legal protection with respect to such document and (iv) the Company shall have no obligation to provide Buyer with access to any personnel files, medical records or other documents for which disclosure is restricted by applicable Law). Upon execution and delivery of this Agreement, Buyer will be granted the right to meet with the senior management of the Company to discuss continued employment opportunities with Buyer, provided that such continued employment or any change in the terms of such employee’s employment shall not constitute a condition precedent to the Closing.

(b)         Operation of the Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall carry on the Business in the Ordinary Course of Business, except as otherwise required or permitted pursuant to this Agreement. In furtherance of the foregoing, Seller shall use commercially reasonable efforts to cause the Company to: (i) preserve the present business operations, organization and goodwill of the Company; (ii) preserve the present relationships of the Company with customers, suppliers, employees and other Persons; (iii) comply with all Orders and Laws applicable to the Company; (iv) pay, or cause to be paid, in a timely manner consistent with the Ordinary Course of Business all accounts payable and expenses incurred in connection with the maintenance and operation of the Business, subject to any good faith disputes thereof; (v) collect, or cause to be collected, in a timely manner consistent with the Ordinary Course of Business all accounts receivable generated in connection with the operation of the Business; (vi) not to change payment terms under Contracts with customers in effect as of the date of the Agreement or enter into new Contracts with customers prior to Closing that have payment terms that are materially different and adverse to the Company or Buyer from those in existing customer Contracts; (vii) maintain inventory, supplies and spare parts at customary operating levels consistent with the Ordinary Course of Business; (viii) replace (to the extent necessary) in accordance with the Ordinary Course of Business any inoperable, worn out or obsolete tangible assets with modern tangible assets of comparable quality; (ix) maintain books, accounts and records used in the operation of the Business and/or the preparation of financial statements in accordance with the Ordinary Course of Business; and (x) pay all premiums due and payable with respect to all of the Company’s insurance policies.

(c)         Publicity. With respect to the transactions contemplated hereby, none of the Parties shall issue any press release or make any similar public statement without the mutual consent of Buyer and Seller (which consent will not be unreasonably withheld, conditioned or delayed), provided, however, that the foregoing restrictions shall not restrict or prohibit any Party from making any announcement (i) to its employees, equity holders, customers and other business relations to the extent such Party reasonably determines in good faith that such announcement is necessary or advisable or (ii) to the extent required by any listing agreement with or listing rules of a securities exchange or trading market or inter-dealer quotation system, provided that, to the extent reasonably practicable and legally permissible, such Party shall provide each other Party with advance notice of, and an opportunity to review, such announcement.

(d)          Commercially Reasonable Efforts; Further Assurances; Regulatory Approvals.

(i)        During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to the terms and conditions of this Agreement, Buyer and Seller will, and will cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree that Seller, prior to the Closing, and Buyer, after the Closing, will cause the Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(ii)       In furtherance and not in limitation of the foregoing, each of Buyer and Seller will (to the extent required by applicable Law) make (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten (10) Business Days of the date hereof and (b) appropriate filings under each Foreign Competition Law set forth on Schedule (d)(ii). Each of Buyer and Seller will (1) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other Governmental Authorities for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters, and (2) not extend any waiting period under the HSR Act or Foreign Competition Laws, or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties (which will not be unreasonably withheld, conditioned or delayed). The HSR Act and Foreign Competition Laws filing fees shall be borne by Buyer up to $45,000, and any HSR Act and Foreign Competition Laws filing fees in excess of $45,000 shall be borne 50% by Seller and 50% by Buyer.

(iii)        Without limiting the generality of Section 6(d)(ii), if any objections are asserted with respect to the transactions contemplated hereby under any antitrust, competition, or trade regulation law or if any suit is instituted or threatened by any of the FTC, Antitrust Division, any other Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any such law or if a filing pursuant to Section 6(d)(ii) is reasonably likely to be rejected or conditioned by any of the FTC, Antitrust Division or any other Governmental Authority, then each of the Parties shall use commercially reasonable efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date; provided, that Buyer shall have no obligation if such Order is a result of Seller’s failure to comply with any covenant herein.

(iv)        Each Party will (a) promptly notify the other Parties of any written communication relating to the transactions contemplated by this Agreement to that Party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority and, subject to applicable Law, permit the other Parties to review in advance, and consult with and consider in good faith the views of such other Party in connection with, any proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing; (b) to the extent practicable, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (c) furnish the other Party as promptly as practicable with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the transactions contemplated by this Agreement; provided, that the Parties may, as each deems reasonably necessary, designate any competitively sensitive material provided to the other Party under this Section 6(d) as “outside counsel only”; provided, further, that materials provided to the other Party or its outside counsel pursuant to this Section 6(d) may be redacted to remove references (1) concerning the valuation of the Company, (2) as regards to Buyer’s plans for conducting its business or that of the Company after consummation of the transactions contemplated hereby or (3) information unrelated to the transactions contemplated by this Agreement.

(v)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will require, or be deemed to require, Buyer or any of Buyer’s Affiliates, to propose, negotiate, offer to commit, effect or agree to accept any undertaking or condition, to enter into any consent decree, to make any sale, divestiture, license or disposition of assets or businesses or take any other action that, in the reasonable judgment of Buyer, could be expected to limit the right of Buyer or its Affiliates (including the Company) to own or operate all or any portion of their respective businesses or assets.

(e)         Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and Seller shall not take, nor shall the Company or Seller permit any of their respective Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, initiate, facilitate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of equity securities of the Company or any merger, sale of all or substantially all of its assets outside of the Ordinary Course of Business or similar transaction involving or relating to the Company (an “Acquisition Transaction”); and Seller and the Company shall, and shall cause their respective Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Transaction.

(f)         Contact with Customers and Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its directors, managers, officers, employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of the Company, regarding their business with the Company (other than in connection with general industry research without reference to the transactions contemplated by this Agreement) or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed).

(g)         Agreement of Confidentiality; Non-Solicitation.

(i)          During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, and following the termination of this Agreement should the Closing not occur, the Buyer agrees as follows:

a.
that it and its Affiliates shall use Confidential Information solely for the purposes relating to this Agreement and for no other purpose, that Confidential Information will not be used in any way detrimental to the Company or the Seller and that the Confidential Information will be kept confidential and that Buyer and Buyer’s Affiliates will not disclose any of the Confidential Information in any manner whatsoever other than to Buyer or Buyer’s Affiliates or its or their respective officers, directors, managers, agents, advisors, attorneys or other representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of Buyer’s obligations of confidentiality under this Agreement. Buyer agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any disclosure of such Confidential Information or breach of this Section  6(g) by the Buyer or any Affiliate of Buyer, and to take commercially reasonable measures to restrain Buyer and Buyer’s Affiliates from prohibited or unauthorized disclosure or uses of the Confidential Information. Buyer will notify the Seller in writing of any unauthorized disclosure or release of Confidential Information promptly (but in any event, within 48 hours) after discovery of such disclosure or release by a person within Buyer’s or any of Buyer’s Affiliates’ organization. For the avoidance of doubt, the Parties acknowledge that, from and after the Closing, all Confidential Information (other than any confidential, non-public or proprietary information of Seller, including the terms of this Agreement) shall be the sole property of Buyer and its Affiliates (including the Company), and nothing contained in this Section 6(g) shall restrict Buyer’s and its Affiliates use or disclosure thereof after the Closing.

b.
The term “Confidential Information” shall mean all information relating, directly or indirectly, to the Company or its business, products, technology, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by or at the direction of the Company) and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by Buyer that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to Buyer pursuant hereto.

c.
In the event that Buyer or any Affiliate of Buyer is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any Confidential Information, Buyer shall provide Seller with prompt written notice of any such request or requirement so that Seller and/or the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with this Section  6(g)(i)c. If, in the absence of a protective order or other remedy or the receipt of a waiver by Seller, Buyer or any Affiliate of Buyer are nonetheless, in the opinion of legal counsel, legally compelled to disclose Confidential Information Buyer or its Affiliate may disclose to such tribunal only that portion of the Confidential Information which such counsel advises Buyer is legally required to be disclosed; provided, however, that Buyer shall use Buyer’s commercially reasonable efforts to preserve the confidentiality and all legal privileges attaching to the Confidential Information, including by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further that Buyer shall promptly notify Seller of (i) Buyer’s determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

d.
In the event of termination of this Agreement pursuant to Section 11, Buyer will and will cause each of its Affiliates and representatives to, as soon as practicable, either destroy (with e-mail confirmation from Buyer to the Seller of such destruction) or deliver to the Seller, at Buyer’s expense, all of the Confidential Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in Buyer’s or any of Buyer’s Affiliates or Buyer’s representative’s possession without retaining any copies thereof.

(ii)        Following the termination of this Agreement, should the Closing not occur, for a period of twenty-four (24) months following such termination, Buyer shall not, and shall not permit its Affiliates or agents to: (a) solicit, induce or attempt to solicit or induce any of the directors, officers, engineers or management-level employees of the Company to discontinue such person’s relationship with the Company, or (b) contact any customer, supplier, distributor or other material business relation of the Company, regarding their business with the Company (other than in connection with general industry research without reference to the transactions contemplated by this Agreement) or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Seller.

(iii)        Commencing on the Closing Date and during the Restriction Period, Seller and its Affiliates shall not: (a) solicit, induce or attempt to solicit or induce any existing (as of the Closing Date) customer of the Company for the purpose of influencing such Person to provide business to Seller or its Affiliates (or through Seller to any other Person) in connection with the Business or to cease doing business in whole or in part with Buyer, the Company or any of their respective Affiliates that is likely to negatively affect the Business, (b) use the Confidential Information of the Company to engage in the Business within the United States to compete with the Business conducted by the Company on the date of the Closing; or (c) solicit, induce or attempt to solicit or induce any directors, officers, engineers or management-level employees of the Company to terminate their employment with the Company provided that the restriction in this Section 6(g)(iii)(c) shall not apply to any general solicitation of individuals for employment by a recruiter in the absence of specific direction to contact employees of the Company or through general recruitment advertising that is not specifically directed to the employees of the Company.

(iv)        From and after the Closing Date, Seller and its Affiliates and their representatives shall not disclose, furnish, disseminate, make available or use any Confidential Information; provided, that the foregoing restriction shall not apply to information (a) which becomes available to Seller and its Affiliates on a non-confidential basis from a third-party source that is not under any obligations of confidentiality with respect to such information, (b) was created or developed by Seller or Seller’s Affiliates (other than the Company) prior to creation, development or use by the Company or (c) which is in the public domain or enters into the public domain through no fault of Seller or any of its Affiliates. In the event that Seller or any Affiliate of Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any Confidential Information after the Closing, Seller shall provide Buyer with prompt written notice of any such request or requirement so that Buyer and/or the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with this Section 6(g)(iv). If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller or any Affiliate of Seller are nonetheless, in the opinion of legal counsel, legally compelled to disclose Confidential Information, Seller or its Affiliate may disclose to such tribunal only that portion of the Confidential Information which such counsel advises Seller is legally required to be disclosed; provided, however, that Seller shall use Seller’s commercially reasonable efforts to preserve the confidentiality and all legal privileges attaching to the Confidential Information, including by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further that Seller shall promptly notify Buyer of (1) Seller’s determination to make such disclosure and (2) the nature, scope and contents of such disclosure.

(v)         This Section 6(g) shall supersede any confidentiality or non-disclosure or related agreement separately entered into by the Parties prior to the date of this Agreement.

(h)         Books and Records. After the Closing, Buyer will, and will cause the Company to, retain all books, records and other documents pertaining to the business of the Company as in existence on the Closing Date for a period of five (5) years from the Closing Date (including such information as Seller may need in order to prepare statements regarding deconsolidation of the Company) and to make the same available in a manner as not to interfere unreasonably with the Company’s normal business operations after the Closing Date for such five-year period for inspection and copying by Seller and its representatives during the normal business hours of the Company or by providing copies thereof to Seller or its agents via email, upon reasonable request and upon reasonable advance notice (except that the Company and Buyer shall have no obligation to provide Seller with access to any document if Buyer reasonably believes that such access would result in the loss of attorney-client privilege or similar legal protection with respect to such document and the Company, unless adequate measures can reasonably be developed to avoid the loss of such privilege, and Buyer shall have no obligation to provide Seller with access to any personnel files, medical records or other documents for which disclosure is restricted by applicable Law).

(i)          Directors’ and Officers’ Indemnification and Insurance. Buyer shall purchase (or cause the Company to purchase) from a nationally recognized or otherwise reputable insurer at the expense of Buyer (provided, such premium with respect thereto shall not exceed $200,000) extended reporting period endorsement(s) to the Company’s currently existing directors’ and officers’, fiduciary liability and employment practices liability insurance for a period of six years (a “Tail Policy”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby) (“Pre-Closing Claims”). Buyer shall maintain this endorsement in full force and effect for its full term. Buyer shall not cause or permit any amendments to the Organizational Documents of the Company that would have the effect of impairing the coverage available under the Tail Policy with respect to Pre-Closing Claims. If Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6(i). This Section 6(i) is intended for the irrevocable benefit of, and to grant third-party rights to, the current directors and officers of the Company and the other Persons that would be covered by the Tail Policy, and shall be binding on all successors and assigns of Buyer. Each of the current directors and officers of the Company and each of the other Persons that would be covered by the Tail Policy shall be a third-party beneficiary of this  Section 6(i), and entitled to enforce the covenants contained in this Section 6(i).

(j)         Release. Seller, on behalf of itself and its predecessors, successors and Affiliates, and each of their respective, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges the Company, Buyer, and each of their respective directors, officers, predecessors, successors and assigns, and the beneficiaries, heirs, executors, insurers and representatives of any of them (collectively, the “Released Parties”) from any and all Contracts, Claims, Losses and Liabilities of every kind and nature whatsoever (including preemptive rights, rights of first refusal, co-sale rights and similar rights) that relate to the Bertelsmann Education Group, whether arising from any Contract or otherwise, known or unknown, past, present or future, at Law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have in the future against the Released Parties, or any of them, for any matter, cause or thing relating to the Company or the Business and occurring at any time at or prior to the Closing (the “Released Matters”), except that the Released Matters do not include any Potential Claim by such Releasing Parties arising from or relating to: (i) any rights or benefits available to any Releasing Party under this Agreement (including the right to receive payment under Section 2 as adjusted pursuant to Section 2(e) for Membership Interests on and subject to the terms and conditions set forth in the Agreement) and any Contract entered into by the Releasing Parties in connection with the transactions contemplated by this Agreement or any agreement (including any amendment to any agreement) to which the Company is a party set forth on Schedule 6(k)(i); (ii) amounts owed to Seller or its Affiliates for (x) goods and services with respect to an unrelated commercial transaction or (y) to the extent reflected in the Final Closing Net Working Capital; or (iii) Claims that cannot be released as a matter of Law.

(k)          Termination and Modification of Certain Agreements.

(i)          Effective immediately prior to the Closing Date, the Company shall cause all Contracts between the Company, on the one hand, and Seller or any other Affiliate of Seller (other than the Company), on the other hand, except those Contracts listed on Schedule 6(k)(i), to be terminated and of no further force or effect (and no further payment shall be due or payable thereunder).  The Company shall take such action as may be necessary so that, effective as of the Closing Date, there shall be no Liabilities or Indebtedness owed to or from the Company, on one hand, to Seller or any other Affiliate of Seller (other than the Company), on the other hand, other than with respect to any Liabilities or Indebtedness pursuant to this Agreement or Liabilities set forth in the Contracts set forth on Schedule 6(k)(i).

(ii)         Prior to Closing, Seller shall, or shall cause its applicable Affiliates to, modify the Separation and Conduct Agreement as set forth on Schedule 6(k)(ii) pursuant to the terms set forth on Schedule 6(k)(ii).

(iii)       Prior to the Closing, Seller shall have the right (upon at least thirty (30) days prior notice to Buyer) to amend and modify the Transition Service Agreement dated January 31, 2019, between the Company and OCL Real Estate LLC to provide an initial term that ends on the first anniversary of the Closing with an option for OCL Real Estate LLC to extend the term once for an additional term of twelve months at the same cost and expense as set forth therein and the termination right set forth therein on change of control shall be eliminated.

Section 7.            Covenants Regarding Tax Matters.

(a)          Returns and Payment of Taxes.

(i)          Seller shall prepare or cause to be prepared and shall timely file or cause to be timely filed, all Tax Returns required to be filed by or with respect to Company for all Tax periods ending on or before the Closing Date, including those which are due to be filed after the Closing Date (“Seller Prepared Returns”). Buyer and the Company shall reasonably cooperate with Seller with respect to the preparation of such Seller Prepared Returns. A copy of any Seller Prepared Return shall be provided to Buyer for its review at least ten (10) days prior to the due date (giving effect to any validly obtained extensions) thereof, and Buyer shall have three (3) days to notify Seller in writing of any item on such Seller Prepared Return that Buyer reasonably determines could subject the Company to penalties under applicable Tax Law, and, if no comments are received by Seller within such period, Buyer shall be deemed to have agreed to such Seller Prepared Return as prepared by Seller. If a written statement of disputed items is timely delivered, Seller and Buyer shall negotiate in good faith and use their reasonable efforts to resolve such items. In the event Seller and Buyer are unable to reach agreement with respect to any reasonably disputed items within a period of three (3) days after Seller’s receipt of such statement, all such reasonably disputed items shall be submitted to the Independent Accountant (or the appropriate Tax specialist in his or her accounting firm) for final resolution at least two (2) days before the applicable filing due date. Buyer shall cause to be executed and delivered all such Seller Prepared Returns by the Company after the Closing which are required to be executed and delivered in accordance with the directions of Seller as prepared by Seller and as amended to reflect the Independent Accountant’s resolution if applicable. To the extent consistent with applicable Law, the Seller Prepared Returns will be prepared on a basis consistent with its past practices. Seller will be responsible for all Pre-Closing Taxes.

(ii)         Except for Seller Prepared Returns, Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and make payment of such Taxes. With respect to any such Tax Return for a Straddle Period, Buyer will prepare such Tax Returns on a basis consistent with the past practices of the Company to the extent consistent with applicable law, and Buyer shall provide Seller with copies of all such Tax Returns for Seller’s review and approval at least thirty (30) days prior to the applicable filing due date.

(iii)        Following receipt of each Tax Return for a Straddle Period described in Section 7(a)(ii), Seller shall have a period of ten (10) Business Days to provide Buyer with a written statement of any disputed items with respect to such Tax Return, and, if no comments are received by Buyer within such period, Seller shall be deemed to have agreed to such Tax Return as prepared by Buyer. If a written statement of disputed items is timely delivered, Seller and Buyer shall negotiate in good faith and use their reasonable efforts to resolve such items. In the event Seller and Buyer are unable to reach agreement with respect to any reasonably disputed items within a period of five (5) days after Buyer’s receipt of such statement, all such reasonably disputed items shall be submitted to the Independent Accountant (or the appropriate Tax specialist in his or her accounting firm) for final resolution at least five (5) days before the applicable filing due date. The Independent Accountant shall make a determination by applying the past practices of the Company to the extent consistent with applicable Tax Law and this Agreement, and such determination by the Independent Accountant shall be final and binding on the Parties. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return (taking into account any available extensions), the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution with appropriate Parties made between the Parties as necessary to give effect to such amendment. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. Seller shall pay to Buyer its share of any Tax liability with respect to a Tax Return for a Straddle Period at least three (3) days before the applicable filing due date.

(iv)        For the sole purpose of apportioning any income or expense of the Company relating to a Straddle Period or any Tax imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, subject to Section 7(e), Buyer and Seller shall cause the Company, to the extent permitted by applicable Law, to elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and, in accordance with Section 7(a)(i), Seller shall be responsible for Tax Returns and payment of Taxes only with respect to such Pre-Closing Tax Period ending on the Closing Date. In the case where applicable Law does not permit the Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Tax that is attributable to Seller for the part of such Straddle Period that ends on the Closing Date shall be (a) in the case of a Tax that is not based or measured by income or receipts of the Company or that is not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the total amount of such Tax for the full taxable period that includes the Closing Date (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (b) in the case of a Tax that is based on or measured by income or receipts of the Company or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, Loss, deductions and credits equitably based on an interim closing of the books as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Company and Seller to the extent consistent with applicable Tax Law.

(v)        The Parties shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the furnishing of information relating to and the filing of Tax Returns of or relating to the Company and any audit, litigation or other proceeding with respect to Taxes, including with respect to any Pre-Closing Tax Period. Such cooperation shall include signing any Tax Return, amended Tax Returns or other documents necessary to settle any Tax controversy under Section 7(e), the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(vi)        Except with respect to any amount included in the calculation of the Final Closing Net Working Capital, any refund of Taxes of the Company, or any amounts credited against such Taxes, (including any interest actually received or credited with respect thereto) attributable (or treated as attributable) to any period occurring on or before the Closing Date shall be the property of Seller, shall be paid promptly by the Company or Buyer upon receipt to or at the direction of Seller or its Affiliates.

(vii)       Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall have any obligation to provide the other Party or any of its Affiliates with a copy of any Tax Return of an affiliated, consolidated, combined, unitary or similar Tax group of which Buyer or Seller is a member.

(b)         Post-Closing Audits and Other Proceedings. From and after the Closing Date, Seller and Buyer shall give prompt notice to each other if any taxing authority provides notice of an intent to audit, review or conduct any other proceeding with respect to the Taxes of or relating to the Company for any Pre-Closing Tax Period and any Straddle Period. Except with respect to income Tax matters related to a Pre-Closing Tax Period, Buyer shall control the conduct of any Tax audit or proceeding involving the Company that occurs after the Closing Date. Buyer shall keep Seller reasonably informed of the progress of any such audit or other proceeding involving a Pre-Closing Tax Period or a Straddle Period and shall provide Seller with copies of all correspondences, notices and other written materials received from any Governmental Authority with respect to the Tax audit, and Seller shall cooperate in all reasonable respects with Buyer and the Company in the conduct of any such audit or other proceeding. Seller shall be entitled to participate in the defense of any such audit or other proceeding and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by Seller. Notwithstanding anything in this Agreement to the contrary, Buyer shall not, and shall cause the Company not to, resolve, settle, compromise or abandon any issue or claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned) if such action would adversely affect the Tax-related liabilities of Seller or the Company for any Pre-Closing Tax Period or Straddle Period (including any imposition of any income Tax deficiencies). Seller shall control all audits or proceedings with respect to income Tax matters involving the Company for periods that end on or before the Closing Date; provided, however, that Seller shall not resolve, settle, compromise or abandon any issue or claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) if such action would adversely affect the Tax-related liabilities of Buyer or any of its Affiliates (including the Company) for a taxable period ending after the Closing Date. Buyer shall, and shall cause the Company to, cooperate in all reasonable respects with Seller in the conduct of any such audit or proceeding.

(c)         Amendment of Returns. Except as otherwise required by applicable Tax Law or if agreed to in writing by Seller, Buyer shall not, and shall cause the Company not to, file, amend or cause the amendment of a Tax Return of the Company, change an annual accounting period of the Company, adopt or change any accounting method of the Company, or file or amend any Tax election concerning the Company, in each case, to the extent such action would have a retroactive effect to any Pre-Closing Tax Period.

(d)         Transfer Taxes. Any sales, use, stamp, registration, transfer, real estate transfer and documentary Taxes and recording fees, or other Taxes or fees applicable to the transactions contemplated by this Agreement, shall be borne 100% by Buyer up to the first $100,000 of such Taxes and any excess shall be borne 50% by Buyer and 50% by Seller.

(e)          Other Tax Matters. With respect to certain Tax matters, unless otherwise required by Law, Seller and Buyer agree as follows:

(i)          Buyer shall not, and shall not allow the Company to, initiate, agree to, or take any material action in connection with, any Seller Tax Matter that would have the effect of increasing the Tax-related Liability of the Company or Seller for a Pre-Closing Tax Period without the prior written consent of Seller.

(ii)         No election shall be made after the Closing Date by (or on behalf of) the Company to waive any Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company.

(iii)       Buyer shall not, and shall not allow the Company to, engage in any transaction after the Closing, but on the Closing Date, that is outside of the Ordinary Course of Business and is not contemplated by this Agreement and that could increase the amount of Taxes of or relating to the Company for a Pre-Closing Tax Period.

(f)          Tax Treatment. The Parties agree that the purchase and sale of the Membership Interests is intended to be treated for U.S. federal income tax purposes, as an acquisition of all of the assets of the Company in a transaction treated as an “applicable asset acquisition” within the meaning of Section 1060 of the Code (the “Transaction Tax Treatment”), and the Company will be treated at all times up to and including the Closing Date as an entity that is disregarded as separate from its owner for U.S. federal, state and local income Tax purposes.

(g)         Purchase Price Allocation. No later than ninety (90) days after the Membership Interest Purchase Price is finally determined hereunder pursuant to Section 2(e), Buyer will deliver to Seller a proposed allocation of the Membership Interest Purchase Price and other amounts treated as consideration for federal income (and other applicable) Tax purposes, which allocation will be consistent with the Transaction Tax Treatment and will be prepared in a manner consistent with Section 1060 of the Code (the “Buyer’s Draft Allocation”). If Seller disagrees with Buyer’s Draft Allocation, Seller may, within thirty (30) days after delivery of Buyer’s Draft Allocation, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation of the Membership Interest Purchase Price (and other relevant amounts). If Seller does not timely deliver a Seller Allocation Notice, Seller will be deemed to have agreed to Buyer’s Draft Allocation. If Seller’s Allocation Notice is delivered to Buyer within such thirty (30) day period, Seller and Buyer will, during the twenty (20) days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the allocation of the Membership Interest Purchase Price (and other relevant amounts). If Seller and Buyer are unable to reach such agreement within such twenty (20) day period, then the Parties will submit Buyer’s Draft Allocation and Seller’s Allocation Notice to the Independent Accountant to resolve all disputed items. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The allocation of the Membership Interest Purchase Price (and other relevant amounts) as prepared by Buyer (if no Seller’s Allocation Notice has been timely delivered), as adjusted pursuant to any agreement reached by Seller and Buyer, if any, or as determined by the Independent Accountant (the “Purchase Price Allocation”), will be conclusive and binding on all Parties. None of the Parties shall take any tax position (whether in audits, on Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation.

Section 8.            Conditions Precedent to Closing.

(a)          Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall also be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(i)         No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

(ii)         The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and each Foreign Noncompetition Law set forth in Section 5(c)(ii) shall have been terminated or shall have expired.

(b)          Additional Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall also be subject to the fulfillment of the following conditions on or prior to the Closing Date:

(i)          The representations and warranties contained in Section 5 shall be true and correct as of the date of this Agreement and as of the Closing Date (except that, in each case, to the extent a representation or warranty is made as of a specific date, the same shall be true and correct as of the specified date), except where any failure to be true and correct would not have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(ii)         All obligations of Buyer to be performed hereunder through and including the Closing Date shall have been performed in all material respects, and the deliveries pursuant to Section 9(b) shall have been made.

(c)          Additional Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or prior to the Closing Date:

(i)         The representations and warranties contained in Section 3 and Section 4 (other than the Fundamental Representations and Warranties) shall, without giving effect to any materiality qualifiers, including references to “Material Adverse Effect,” contained therein, be true and correct as of the date of this Agreement and as of the Closing Date (except that, in each case, to the extent a representation or warranty is made as of a specific date, the same shall be true and correct as of the specified date), and except, in each of the foregoing cases, where any failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)         Each of the Fundamental Representations and Warranties shall be true and correct as of the date of this Agreement and as of the Closing Date (except that, in each case, to the extent a representation or warranty is made as of a specific date, the same shall be true and correct as of the specified date).

(iii)        All obligations of Seller and the Company to be performed hereunder through and including the Closing Date shall have been performed in all material respects, and the deliveries pursuant to Section 9(a) shall have been made.

(iv)        Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(d)         Frustration of Closing Conditions. Seller may not rely on the failure of any condition set forth in Section 8(a) or Section 8(b) if such failure was caused by any such Party’s failure to comply with any provision of this Agreement. Buyer may not rely on the failure of any condition set forth in Section 8(a) or Section 8(c) if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Section 9.            Closing Deliveries.

(a)          Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form, and in a form satisfactory to Buyer:

(i)          An instrument of transfer, assignment and assumption with respect to the Membership Interests, in a form reasonably agreed by the Parties.

(ii)         A certificate signed by an authorized officer of the Company, certifying (a) that attached thereto are the Company’s Organizational Documents as in effect on the Closing Date and that such documents have not been amended and remain in full force and effect and (b) that the conditions set forth in Section 8(c) have been satisfied, in a form reasonably agreed by the Parties.

(iii)        A certificate of good standing, dated not more than fifteen (15) calendar days prior to the Closing Date, attesting to the good standing of the Company in the State of Delaware.

(iv)        Releases of Encumbrances (other than Permitted Encumbrances) on the assets of the Company that secure Indebtedness, or payoff letters from each secured party possessing any such Encumbrance evidencing the authority to release such Encumbrances upon receipt of the payoff amount (“Payoff Letters”).

(v)         Resignation letters executed by any director or officer (or Persons holding comparable positions) of the Company resigning such person’s positions as a director or officer (or any comparable position) of the Company (but not such person’s employment, if any, with the Company).

(vi)        A Form W-9 and a FIRPTA certificate from Seller, or such other forms or information relating to Buyer’s obligations to withhold as Buyer may reasonably request.

(vii)       The Funds Flow Memorandum.

(b)          Buyer’s Deliveries. At the Closing, Buyer shall make the payments contemplated by Section 2(d) and deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

(i)         A certificate signed by an authorized officer of Buyer, in a form reasonably agreed by the Parties, certifying (a) the resolutions duly adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended and remain in full force and effect and (b) that the conditions set forth in Section 8(b) have been satisfied.

Section 10.          Survival; Indemnification.

(a)       Survival. All representations and warranties in this Agreement shall survive the Closing and continue until the date that is twelve (12) months after the Closing Date, except for those representations and warranties set forth in Section 3(a) (Organization and Qualification; Enforceability), Section 3(b) (Capitalization), Section 3(r) (Brokers), Section 4(a) (Organization, Power and Standing), Section 4(b) (Authorization; Due Execution; Enforceability) and Section 4(c) (Title to Company Membership Interests) which shall survive indefinitely, which such representations and warranties are referred to as the “Fundamental Representations and Warranties”. The covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. The covenants and agreements contained herein which by their terms do not contemplate actions or impose obligations following the Closing, other than the covenants and agreements in Section 6(b), shall not survive the Closing and shall thereupon terminate. The covenants and agreements in Section 6(b) shall survive the Closing until the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, the Final Debt-Like Items Amount, the Final Seller Transaction Expenses Amount and the Final Seller Closing Payment in accordance with Section 2(e).

(b)         Seller Indemnification. From and after the Closing, and subject to Section 11(b) and this Section 10, including the limitations set forth in Section 10(j), the Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (which shall include, following the Closing, the Company), directors, officers, managers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses arising out of (i) the failure of Seller to duly perform or comply with any covenant or agreement to be performed or complied with by the Seller (or, prior to the Closing, by the Company) pursuant to this Agreement (the remedy for which survives the Closing), (ii) any breach of any representation set forth in  Section 3 or Section 4, (iii) any Indebtedness or any Seller Transaction Expenses or (iv) any Excluded Taxes, in the case of (iii) and (iv) to the extent such amounts were not taken into account in determining the adjustment to the Membership Interest Purchase Price pursuant to Section 2(e) or paid by the Seller prior to the Closing.

(c)         Buyer Indemnification. From and after the Closing, and subject to Section 11(b) and this Section 10, Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates, directors, officers, managers, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses arising out of (i) the failure of Buyer to duly perform or comply with any covenant or agreement to be performed or complied with by Buyer pursuant to this Agreement (the remedy for which survives the Closing) or (ii) any breach of any representation of Buyer set forth in Section 5.

(d)         Calculation of Losses. Any calculation of Losses for purposes of this Section 10 shall be (i) net of any insurance or other third party recovery actually received by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party) (net of the out-of-pocket costs reasonably incurred of pursuing or obtaining such recovery from such third party or with respect to insurance proceeds, net of any deductibles and any increased premium amounts attributable to such claim) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Losses. The amount of any increase or reduction hereunder shall be adjusted as necessary to reflect any final resolution with respect to the Indemnified Party’s Liability for Taxes and, if necessary, the Seller, or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Except as otherwise required by applicable Law, any indemnity payment under this Agreement shall be treated as an adjustment to the Membership Interest Purchase Price, for Tax purposes. Each Party shall notify the other Party if it receives notice that any Tax authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the Membership Interest Purchase Price for Tax purposes. A Party (and its Affiliates) shall not be deemed to have suffered a “Loss” with respect to an item to the extent such party was actually compensated therefor by reason of an increase in the amount otherwise paid to it or a reduction in the amount otherwise paid by it pursuant to any other Section of this Agreement. Only for the purposes of calculating Losses suffered by an Indemnified Party pursuant to Section 10(b)(ii) and  Section 10(c)(ii) (but not for purposes of determining whether a breach has occurred under this Agreement) each representation and warranty that contains any qualification as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications.

(e)         Expiration of Claims. No action or claim for Losses subject to indemnification under Section 10(b) or Section 10(c) with respect to a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be brought or made after the expiration of the period of survival set forth in Section 10(a) applicable to such representation, warranty, covenant or agreement, regardless of when the facts underlying such claim are first discovered; provided, however, that any claim made with reasonable specificity after the Closing and prior to such expiration of the period of survival by the Indemnified Party to the Indemnifying Party shall survive (and be subject to indemnification) until it is finally and fully resolved.

(f)         Liabilities Regarding Certain Financial Aspects. Notwithstanding any provision in this Agreement to the contrary, no indemnity or other recovery may be sought nor shall be provided hereunder in respect of any Losses to the extent such Liability was included or should have been included in accordance with the Example NWC Calculation and the Accounting Principles as a current liability in the calculation of Net Working Capital, as adjusted, pursuant to Section 2(e).

(g)         Claims Process.

(i)         Upon receipt by a Buyer Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) of notice from a third party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Losses under this Section 10, the Indemnified Party shall promptly give written notice thereof to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought), a copy of any documentation received from the third party and an estimate of the Losses relating thereto; provided, however, that failure to give such notice shall not eliminate the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Upon receipt of notice, the Indemnifying Party and the Indemnified Party shall negotiate and discuss in good faith any underlying claim by the Indemnified Party or from a third party and for a period of thirty (30) days and shall work together to resolve such claim to the mutual satisfaction of all parties prior to the initiation of any litigation by the Indemnified Party. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter as to which the Indemnified Party is seeking indemnification hereunder. If the Indemnifying Party shall, in accordance with the preceding sentence, undertake to compromise or defend any such asserted Liability, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted Liability; provided, however, that the Indemnifying Party shall not settle any such asserted Liability without the written consent of the Indemnified Party (not to be unreasonably withheld) unless such settlement fully releases the Indemnified Party in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense of such action or proceeding, provided, that, the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel in each jurisdiction, if, but only if, (y) the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party) or (z) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.

(ii)        If the Indemnifying Party does not undertake to compromise or defend any third party claim pursuant to Section 10(g)(i) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense of the asserted Liability; provided, however, that the Indemnified Party shall not consent to any settlement of a third party claim without the prior written consent of the Indemnifying Party; provided, further, that the Indemnifying Party may, at its option, elect at any time to assume and control the defense against such third party claim. The Indemnifying Party’s decision to allow the Indemnified Party to take the lead with respect to any indemnity obligation of the Indemnifying Party shall not limit, expand or otherwise affect the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to any such indemnity obligation, and if an Indemnified Party settles a third party claim it is defending pursuant to this Section 10(g)(ii) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such third party claim.

(iii)        In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a claim by a third party, promptly after becoming aware of any facts or circumstances which the Indemnified Party believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to this Agreement, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought) and an estimate of the Losses relating thereto. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction.

(iv)        Notwithstanding anything in this Agreement to the contrary, the conduct of Tax proceedings is addressed in Section 7(b).

(h)         Limitations. The indemnification provisions of this Agreement (i) shall be the sole and exclusive remedy following the Closing with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation contained in this Agreement, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers compensation statute or similar statute conferring immunity from suit). In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights and Claims (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or any of its Affiliates or the Buyer or the Company or any of their Affiliates, as the case may be, arising under or based upon any Law. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Nothing in this Section 10(h) will limit any Person’s right to seek and obtain any injunctive, non-monetary relief to which any Person may be entitled or to pursue Claims with respect to fraud.

(i)          De Minimis Claim Threshold; Basket. Notwithstanding anything to the contrary set forth herein, the Seller shall not be required to provide indemnification for Losses under Section  10(b)(ii) to the Buyer Indemnified Parties (i) for any individual item where the Loss relating thereto is less than Fifty Thousand U.S. Dollars ($50,000) (the “De Minimis Claim Threshold”) or (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties, with respect to such breaches (in the aggregate) exceeds One Million Dollars ($1,000,000) (the “Basket”), in which case the obligation to provide indemnification under Section 10(b)(ii) to the Buyer Indemnified Parties shall apply from the first dollar of Losses without regard to the Basket or the De Minimis Claim Threshold; provided, that the limitations set forth in this Section 10(i) shall not apply to Losses arising out of or resulting from a breach of the Fundamental Representations and Warranties or the representations and warranties set forth in  Section 3(n).

(j)          Maximum Indemnifiable Losses. Notwithstanding anything to the contrary set forth herein (other than as set forth in this Section 10(j)), the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller pursuant to Section 10(b)(ii) shall not exceed the amount that is ten percent (10%) of the Membership Interest Purchase Price; provided, that the limitations set forth in this Section 10(j) shall not apply to Losses arising out of or resulting from a breach of the Fundamental Representations and Warranties or the representations and warranties set forth in Section 3(n). Notwithstanding the foregoing, the aggregate amount of indemnifiable Losses arising from any breach of the Fundamental Representations and Warranties or the representations and warranties set forth in Section 3(n) shall not exceed the Membership Interest Purchase Price.

(k)         Actions under Conduct Agreement. Notwithstanding any other subsection of this Section 10, in the event that any matter arising after the Closing that relates to the post-Closing operation of the Business and could constitute a claim for indemnification under this Section 10 but is able to be resolved by action of the Indemnifying Party (or any of its Affiliates) or the Indemnified Party (or any of its Affiliates) pursuant to the Separation and Conduct Agreement, then the Indemnified Party or the Indemnifying Party, as applicable, shall take or cause their Affiliates to take such action pursuant to the Separation and Conduct Agreement, if any, in lieu of and as substitute for the right of the Indemnifying Party to assert any claim for indemnification under this Section 10, other than to enforce its or its Affiliates’ rights under the Separation and Conduct Agreement.

Section 11.          Termination.

(a)         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 11(a) shall give prompt written notice of such termination to the other Party or Parties hereto):

(i)          by mutual written agreement of Buyer and Seller;

(ii)        by either Buyer, on the one hand, or Seller, on the other hand, in either case, in its sole discretion, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions contemplated hereby;

(iii)        by Buyer, if (a) there has been a material violation, breach or failure to perform by Seller or the Company of any of their representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within five (5) Business Days after written notice thereof from Buyer to Seller or waived in writing by Buyer and (b) such breach or inaccuracy, if not cured within the timeframe above and at or prior to the Closing, would result in the failure of any of the conditions set forth in Section 8(a) or Section 8(c) to be satisfied;

(iv)        by Seller, if (a) there has been a material violation, breach or failure to perform by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within five (5) Business Days after written notice thereof from Seller to Buyer or waived in writing by Seller and (b) such breach or inaccuracy, if not cured within the timeframe above and at or prior to the Closing, would result in the failure of any of the conditions set forth in Section 8(a) or Section 8(b) to be satisfied;

(v)        by Buyer, on the one hand, or Seller, on the other hand, in either case in the applicable Party’s sole discretion, if the Closing shall have not been consummated by 5:00p.m. EDT on September 30, 2019 (the “Outside Date”), or such other date as Buyer and Seller shall agree upon in writing; provided, however, that (a) Buyer may not terminate this Agreement pursuant to this Section 11(a)(v) if Buyer is in material breach of this Agreement, and Seller may not terminate this Agreement pursuant to this Section 11(a)(v) if Seller is in material breach of this Agreement and (b) if on the Outside Date, the condition set forth in Section 8(a)(ii) has not been satisfied, and all of the other conditions to Closing contained in Section 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), then the original Outside Date will automatically be extended by an additional nine (9) months; and

(vi)        by Seller, if all of the conditions set forth in Section 8(a) and Section 8(c) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been reasonably capable of being satisfied as of the date of termination of this Agreement), Seller has irrevocably given notice to Buyer in writing that Seller is prepared to consummate the Closing, and Buyer fails to consummate the transactions contemplated by the Closing on the date that the Closing should have occurred pursuant to Section 2(d), or, if later, within five (5) Business Days after the delivery of such notice.

(b)          Notice of Termination; Effect of Termination.

(i)          Any proper and valid termination of this Agreement pursuant to Section  11(a) shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable.

(ii)        If this Agreement is validly terminated pursuant to Section 11(a)(iv) or  Section 11(a)(vi), then within five (5) Business Days following the date of termination, Buyer will pay to Seller or the Company, as directed by Seller, a fee equal to $5,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. The Parties acknowledge and hereby agree that the Buyer Termination Fee, if, as and when required to be paid pursuant to this  Section 11(b)(ii), shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate Seller and the Company under the circumstances for their efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary (except the following proviso and Section 11(b)(iii) ,if this Agreement is validly terminated pursuant to Section 11(a)(iv) or Section 11(a)(vi) Seller’s and the Company’s right to the Buyer Termination Fee to the extent provided in this Section 11(b)(ii) shall be the sole and exclusive remedy of the Seller or the Company against Buyer and its Affiliates for any Losses suffered as a result of the failure of the transactions contemplated by this Agreement or for a breach or failure of Buyer to perform its obligations to consummate the Closing, and neither the Buyer nor its Affiliates shall have any other Liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, whether based on contract, tort or strict liability or otherwise; provided, however, that this section shall not limit the Buyer’s obligations, and Seller’s and the Company’s rights or remedies, with respect to (a) the obligations of the Buyer under Section 6(g) that survive the termination of this Agreement or (b) Seller’s and the Company’s rights under Section 12(a)(i) in connection with the enforcement of, or a claim under, this Section 11(b)(ii).

(iii)        In the event of the termination of this Agreement pursuant to Section 11(a), this Agreement shall be of no further force or effect and no Party (or any partner, owner, director, officer, employee, affiliate, agent or other representative of such Party) shall have any Liability to any other Party or Parties hereto, as applicable, except (a) if such termination results from the willful breach of any of a Party’s representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, such party will be liable for all damages actually incurred or suffered by the other Party as a result of such willful breach, (b) with respect to the obligations of Buyer under Section 6(g) that survive the termination of this Agreement, (c) the obligations of Buyer to pay the Buyer Termination Fee (if, as and when required to be paid pursuant to Section 11(b)(ii)), which shall survive the termination of this Agreement and (d) Section 12(b)-Section 12(n) to the extent such clauses relate to subsections Section 11(a)-(b) of this paragraph.

Section 12.          Miscellaneous.

(a)          Disclosure Schedules.

(i)         General. The Company has prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. The Schedules shall be arranged by number to correspond to the sections of this Agreement, and the Company shall be permitted to include in the Disclosure Schedule any qualifications, disclosure or exceptions with respect to any subsection of Section 3 or Section 4. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which an appropriate cross reference is made or on all other Schedules where it is reasonably apparent on its face that such disclosure applies to such other Schedules of the Disclosure Schedule. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement or be interpreted as additional or independent representations or warranties. The inclusion of any item on any Schedule shall not constitute an admission that a violation, right of termination, default, Liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement. The inclusion of a Contract on Section 3(j) shall not constitute an admission that such Contract is a Material Contract.

(ii)         Supplement to Disclosure Schedules. Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto at any time prior to the third (3rd) Business Day prior to the Closing with respect to any matter resulting from the operation of the Company after the date hereof and otherwise first arising after the date hereof (each a “Schedule Supplement”); provided, that any Schedule Supplement shall not impact Buyer’s rights for purposes of determining whether the closing conditions set forth in Section 8(c)(i) and Section 8(c)(ii) have been satisfied or for purposes of determining whether Buyer is entitled to indemnification under Section 10. Notwithstanding the foregoing, if Buyer proceeds to consummate the Closing after receipt of all Schedule Supplements, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement or claim any breach with respect to any matter newly disclosed on any such Schedule Supplement.

(b)         Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by email transmission (as a .pdf or .tif attachment); or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

If to Buyer, to:	Adtalem Global Education Inc. 500 West Monroe Chicago, Illinois 60661 Attention: Stephen W. Beard, Chief Operating Officer and General Counsel Email: stephen.beard@adtalem.com

With a copy to (which shall not constitute notice), to:

Jones Day 77 W. Wacker Drive, Suite 3500 Chicago, Illinois 60601 Attention: D. Michael Murray and Patrick S. Belville Email: dmmurray@jonesday.com; pbelville@jonesday.com

If to Seller (or to the Company, prior to Closing), to:

OCL Professional Education, Inc. 1745 Broadway New York, New York 10019 Attention: Jaroslaw Gabor Email: jaroslaw.gabor@bertelsmann.com with a copy to (which shall not constitute notice), to:

Dr. Martin Dannhoff, LL.M.
Senior Vice President
Corporate Legal Department
Bertelsmann SE & Co. KGaA
Carl-Bertelsmann-Straße 270 · 33311 Gütersloh
Telefon +49 (0)5241-80-755 62
Martin.Dannhoff@bertelsmann.de

Manatt, Phelps & Phillips, LLP
1050 Connecticut Avenue, NW, Suite 600
Washington, D.C. 20036
Attention: Scott Schwartz and Aydin Caginalp
Telephone: 202 585-6534
Facsimile: 202 637-1546
SSchwartz@manatt.com
ACaginalp@manatt.com

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by email, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. (Eastern Time) at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

(c)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)         Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules attached hereto), together with the other agreements and instruments referred to herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings (including any indication of interest or any letter of intent entered into among any of the Parties), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement. This Agreement may only be amended by a written instrument signed by Buyer and Seller.

(f)          Assignment. No Party shall assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void and without legal effect; provided, that either Party (upon written notice to the other Party), may assign and transfer its rights hereunder, in whole or in part, to an Affiliate of such Party, without the prior written consent of the other Party, provided, further, that such assignment and transfer shall not affect the obligations of the Parties hereunder.

(g)         Parties in Interest; Non-Recourse. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6(j) and for the provisions of Section 10, which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons following the Closing. This Agreement may only be enforced against the Parties hereto (and their successors and assigns). All Claims (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties (and their successors and assigns), and no officer, director, partner, manager, equityholder, employee, consultant, representative, agent or Affiliate of the Company or any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability or obligation with respect to this Agreement or with respect to any Claim (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement).

(h)         Expenses. Except as otherwise provided herein, all fees and expenses incurred (or required under applicable Law to be incurred/paid) by any Party in connection with this Agreement and the transactions contemplated hereby shall be borne and paid solely and entirely by the Party or Parties, as applicable, incurring such expenses.

(i)          Attorneys’ Fees. In any action or proceeding among Parties (i) brought to enforce any provision of this Agreement, (ii) in which any Claim is asserted under this Agreement, or (iii) where any provision of this Agreement is validly asserted as a defense, the prevailing Party in such action or proceeding shall be entitled to recover from the non-prevailing Party such Party’s reasonable attorneys’ fees and court costs, in addition to any other available remedy.

(j)           Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

(k)         Waiver of Jury Trial; Jurisdiction; Venue. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Other than as specified by Section 2(e)(ii) (as to which the sole remedy shall be as specified in such Section 2(e)(ii) without judicial review), each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) any federal court of the United States of America sitting in Delaware, and (ii) the Delaware Court of Chancery, and any appellate court from any of such courts, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action in such courts, and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in such courts. Each of the Parties agrees that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 12(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(l)          Equitable Relief. Each  of Buyer and Seller agree that (i) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date will result in irreparable injury to each other Party for which a remedy at law would be inadequate, and (ii) in addition to any relief at law that may be available to a Party for such breach and regardless of any other provision contained in this Agreement, each Party shall be entitled to injunctive and other equitable relief as a court may grant, including specific performance, without the need to post a bond.  For the avoidance of doubt, the Parties agree that, in the event that (x) all of the conditions set forth in Section 8 have been satisfied (or waived by the Party entitled to such conditions) (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the demonstration by the Requesting Party (as defined below) of ability to satisfy such conditions at the Closing), (y) a Party requests (the “Requesting Party”) that any other Party (the “Other Party”) consummate the Closing and (z) the Other Party fails to timely consummate the Closing on the date that the Closing should have occurred pursuant to Section 2(e) (or, if later, within two (2) Business Days after the delivery of such notice), then, in addition to any relief at law that may be available, the Requesting Party shall be entitled to petition a court of competent jurisdiction to request specific performance of the Closing. Upon such a request, if the Requesting Party can reasonably demonstrate to the court that the conditions set forth in clauses (x) through (z) of the immediately preceding sentence have been satisfied, then the court shall order specific performance of the Closing (i.e., the court shall order specific performance of the consummation of the transactions contemplated by Section 2(a), Section 2(b) and Section 2(e)). This Section 12(l) shall not be construed to limit a Party’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards. For purposes of clarity, in any event where the Seller is entitled to terminate this Agreement pursuant to Section 11(a)(iv) or Section 11(a)(vi), it may either (1) terminate the Agreement pursuant to such Sections and be entitled to payment of the Buyer Termination Fee pursuant to Section 11(b)(ii), or (2) elect to exercise its rights to relief specified in this Section 12(l).

(m)        Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or by e-mail in portable document format (“pdf”) shall be binding for all purposes hereof.

(n)        Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (vii) the word “will” shall be construed to have the same meaning and effect as the word “shall;” (viii) references to “dollars” or “$” in this Agreement shall mean United States dollars; (ix) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (x) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (xi) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time prior to the date hereof; (xii) all Sections, Schedules and Exhibits referred to herein are, respectively, Sections of, and Schedules and Exhibits to, this Agreement; and (xiii) for purposes of counting the number of days: (x) the day of the event that triggers the period is excluded; (y) each day is counted, including intermediate days that are not Business Days except if Business Days are specified in which case only such Business Days are to be counted; and (z) the last day of the period is included, but if the last day is a day that is not a Business Day, the period continues to run until the end of the next day that is a Business Day provided that in the case of counting Business Days, such last day may only be a Business Day. The “Recitals” are a part of the substantive part of this Agreement.

(o)        Losses. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON FOR ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF SUCH OTHER PERSON; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT THE INDEMNITY OBLIGATIONS OF THE PARTIES WITH RESPECT TO LOSSES OF THE FOREGOING NATURE PAID TO NON-AFFILIATED THIRD PARTIES PURSUANT TO A FINAL, BINDING, AND NON-APPEALABLE JUDGMENT.

(p)         Legal Privilege and other Matters.

(i)         Buyer, for itself and its Affiliates (including the Company after Closing) and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Company Seller or their respective Affiliates and their counsel, including Manatt, Phelps & Phillips, LLP (the “Seller Law Firm”), made in connection with the negotiation, preparation, execution, delivery and closing under, or after the Closing between the Company, the Seller or their respective Affiliates and such counsel in connection with any dispute or Claim arising under or in connection with, this Agreement, or any matter relating to any of the foregoing or the preparation for the transactions contemplated herein or preceding this Agreement, are property of Seller and constitute privileged communications it being agreed that such privilege belongs solely to Seller and its Affiliates, and neither Buyer nor any of its Affiliates (including the Company after Closing), nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, will seek to obtain the same by any process.

(ii)        Each of the Parties acknowledges and agrees that Manatt, Phelps & Phillips, LLP has acted as counsel to Seller, its Affiliates and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Seller Law Firm and shall not preclude Seller Law Firm from serving as counsel to Seller, its Affiliates or any director, member, shareholder, partner, officer or employee of Seller or its Affiliates, in connection with any Claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

BUYER:

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Stephen W. Beard
Name:	Stephen W. Beard
Its:	Senior Vice President, Chief Operating
Officer, General Counsel and Secretary

COMPANY:

OCL FINANCIAL SERVICES LLC

By:	/s/ Vera L. Noriega
Name:	Vera L. Noriega
Its:	Secretary

SELLER:

OCL PROFESSIONAL EDUCATION, INC.

By:	/s/ Vera L. Noriega
Name:	Vera L. Noriega
Its:	Secretary

1

Exhibit A

Company Membership Ownership

Equityholder	Percentage Equity Interests
Seller	100%

1

Exhibit B

Example NWC Calculation as of January 31, 2019 and February 28, 2019 and other
Membership Interest Purchase Price components

1